UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Check the appropriate box:

[  ] Preliminary Proxy Statement

[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[x] Definitive Proxy Statement

[  ] Definitive Additional Materials

[  ] Soliciting Material Pursuant to Rule 14a-12

PRIMO WATER CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Primo Water Corporation

101 North Cherry Street, Suite 501

Winston-Salem, North Carolina 27101

March 29, 2018

Dear Stockholder:

We are pleased to invite you to the 2018 annual meeting of stockholders of Primo Water Corporation to be held at 1:00 p.m., Eastern Time, on May 3, 2018 at our corporate headquarters at 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101.

The agenda for the 2018 annual meeting of stockholders includes:

●	the election of three (3) Class II directors for three-year terms; and

●	the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for our 2018 fiscal year.

Our Board of Directors unanimously recommends that you vote FOR election of the director nominees and FOR ratification of the appointment of BDO USA, LLP.

Whether or not you plan to attend the meeting, we encourage you to vote as soon as possible to ensure that your shares are represented at the meeting. The proxy statement explains more about proxy voting, so please read it carefully.

We look forward to your continued support.

Sincerely,

Matthew T. Sheehan

President and Chief Executive Officer

PRIMO WATER CORPORATION

101 North Cherry Street, Suite 501

Winston-Salem, North Carolina 27101

Notice of 2018 Annual Meeting of Stockholders

Time and Date:	1:00 p.m., Eastern Time, on Thursday, May 3, 2018

Place:	Primo Water Corporation’s corporate headquarters 101 North Cherry Street, Suite 501 Winston-Salem, North Carolina 27101

Items of Business:	1.	Election of three directors nominated by our Board of Directors as Class II directors to serve until the 2021 annual meeting of stockholders;

	2.	Ratification of the Audit Committee’s appointment of BDO USA, LLP as our independent registered public accounting firm for 2018; and

	3.	Other matters if properly raised.

Record Date:	You may vote at the annual meeting if you were a stockholder of record at the close of business on March 13, 2018.

Voting:

For voting instructions, please refer to your enclosed proxy card or the voting instruction card provided by your bank or broker. Additional information about voting is also included in the accompanying proxy statement. Please vote as soon as possible to record your vote, even if you plan to attend the annual meeting in person.

Meeting Admission:	Attendance at the annual meeting is limited to stockholders as of the close of business on March 13, 2018, holders of valid proxies for the annual meeting and our invited guests.

By Order of the Board of Directors,

David J. Mills Chief Financial Officer and Secretary

March 29, 2018

Important Notice Regarding the Availability of

Proxy Materials for the 2018 Annual Meeting of Stockholders

to be held on May 3, 2018

Our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2017 are available at www.proxyvote.com.

PROXY STATEMENT

______________

The Board of Directors of Primo Water Corporation (“Primo” or the “Company”) is providing these materials to you in connection with Primo’s annual meeting of stockholders. The annual meeting will take place on Thursday, May 3, 2018, at 1:00 p.m. Eastern Time. The annual meeting will be held at our corporate headquarters at 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101. The annual meeting notice, proxy statement and form of proxy are expected to be first sent to stockholders on or about March 29, 2018.

General Information

Why am I receiving these materials?

You are receiving these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the annual meeting. The proxy statement includes information that we are required to provide you under Securities and Exchange Commission (“SEC”) rules and is designed to assist you in voting your shares.

What is a proxy?

Our Board of Directors is asking for your proxy. This means you authorize persons selected by us to vote your shares at the annual meeting in the way that you instruct. All shares represented by valid proxies received before the annual meeting will be voted in accordance with the stockholder’s specific voting instructions.

What is included in these materials?

These materials include:

●	the Proxy Statement for the annual meeting;

●	a proxy card for the annual meeting; and

●	our Annual Report on Form 10-K for the year ended December 31, 2017.

What items will be voted on at the annual meeting?

There are two proposals scheduled to be voted on at the annual meeting:

●	the election of the three directors nominated by our Board of Directors as Class II directors to serve until the 2021 annual meeting of stockholders; and

●	the ratification of the Audit Committee’s appointment of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for 2018.

Our Board of Directors is not aware of any other matters to be brought before the meeting. If other matters are properly raised at the meeting, the proxy holders may vote any shares represented by proxy in their discretion.

What are the board’s voting recommendations?

Our Board of Directors recommends that you vote your shares:

●	“FOR” the three directors nominated by our Board of Directors as Class II directors to serve until the 2021 annual meeting of stockholders; and

●	“FOR” the ratification of the Audit Committee’s appointment of BDO as our independent registered public accounting firm for 2018.

Who can attend the annual meeting?

Admission to the annual meeting is limited to:

●	stockholders as of the close of business on March 13, 2018;

●	holders of valid proxies for the annual meeting; and

●	our invited guests.

Each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the record date.

When is the record date and who is entitled to vote?

Our Board of Directors set March 13, 2018 as the record date. All record holders of Primo common stock as of the close of business on that date are entitled to vote. Each share of common stock is entitled to one vote. As of the record date, there were 30,964,013 shares of common stock outstanding.

What is a stockholder of record?

A stockholder of record or registered stockholder is a stockholder whose ownership of Primo stock is reflected directly on the books and records of our transfer agent, Broadridge Financial Solutions, Inc. If you hold stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in “street name” and are not a stockholder of record. For shares held in street name, the stockholder of record is your bank, broker or similar organization. We only have access to ownership records for the registered shares. If you are not a stockholder of record, we will require additional documentation to evidence your stock ownership as of the record date, such as a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your notice or voting instruction card. As described below, if you are not a stockholder of record, you will not be able to vote your shares unless you have a proxy from the stockholder of record authorizing you to vote your shares.

How do I vote?

You may vote by any of the following methods:

●	In person. You may vote in person at the meeting. If you hold shares in street name, you must also obtain a proxy from the stockholder of record authorizing you to vote your shares.

●	By mail. You may vote by signing and returning the proxy card or voting instruction card provided.

●	Via the Internet. You may vote via the Internet by following the instructions provided in the accompanying proxy card or the voting instruction card provided.

●	Beneficial owners of shares held in “street name.” You may vote by following the instructions provided by your bank or broker.

How can I change or revoke my vote?

You may change or revoke your vote as follows:

●

Stockholders of record. You may change or revoke your vote by submitting a written notice of revocation to Primo Water Corporation, Attention: Corporate Secretary at 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101 or by submitting another vote on or before May 2, 2018. For all methods of voting, the last vote cast will supersede all previous votes.

●	Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.

What happens if I do not give specific voting instructions?

Stockholders of record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

Beneficial owners of shares held in “street name.” If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The election of directors (“Proposal 1”) is considered to be a non-routine matter under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1.

The ratification of the appointment of BDO as our independent registered public accounting firm for 2018 (“Proposal 2”) is considered to be a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and we do not expect there to be any broker non-votes with respect to Proposal 2.

What is the quorum for the annual meeting?

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary for the transaction of business at the annual meeting. This is called a quorum.

What is the voting requirement to approve each of the proposals?

The following are the voting requirements for each proposal:

●	Proposal 1, Election of Directors. The three nominees receiving the highest number of votes will be elected as the Class II directors to serve until the 2021 annual meeting of stockholders.

●

Proposal 2, Ratification of Independent Registered Public Accounting Firm. The ratification of the Audit Committee’s appointment of BDO as our independent registered public accounting firm for 2018 will be approved if a majority of the votes of stockholders present in person or by proxy with respect to this matter are cast in favor of the proposal.

How are abstentions and broker non-votes treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Broker non-votes and abstentions are not counted as votes cast on any proposal considered at the annual meeting and, therefore, will have no effect on the proposal regarding the election of directors. We expect no broker non-votes on the proposal regarding the ratification of the appointment of BDO as our independent registered public accounting firm for 2018, and abstentions will have no effect on this proposal.

Who pays for solicitation of proxies?

We are paying the cost of soliciting proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes. In addition to soliciting the proxies by mail, certain of our directors, officers and regular employees, without compensation, may solicit proxies personally or by telephone, facsimile and email.

Where can I find the voting results of the annual meeting?

Primo will announce preliminary or final voting results at the annual meeting and publish final results in a Form 8-K filed with the SEC within four business days of the completion of the meeting.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2019 annual meeting of stockholders?

Requirements for Stockholder Proposals to Be Considered for Inclusion in Primo’s Proxy Materials. Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2019 annual meeting of stockholders must be received no later than November 29, 2018. In addition, all proposals will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to Primo’s Corporate Secretary at 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101.

Requirements for Stockholder Proposals to Be Brought Before the 2019 Annual Meeting of Stockholders. Notice of any director nomination or other proposal that you intend to present at the 2019 annual meeting of stockholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2019 annual meeting of stockholders, must be delivered to Primo’s Corporate Secretary at 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101 not earlier than the close of business on January 3, 2019 and not later than the close of business on February 2, 2019. In addition, your notice must set forth the information required by our bylaws with respect to each director nomination or other proposal that you intend to present at the 2019 annual meeting of stockholders.

Principal Stockholders

The following table provides information about the beneficial ownership of our common stock as of March 13, 2018 by:

●	each person that owned more than 5% of our outstanding common stock as of such date;

●	each of our directors and director nominees;

●	each of our named executive officers; and

●	all of our directors, director nominees and current executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes any shares over which a person exercises sole or shared voting or investment power. Under these rules, beneficial ownership also includes any shares as to which the individual or entity has the right to acquire beneficial ownership of within 60 days of March 13, 2018 through the exercise of any warrant, stock option, restricted stock unit or other right. Except as noted, and subject to community property laws where applicable, we believe that the stockholders named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated in the notes below, the address for each of the individuals listed below is c/o Primo Water Corporation, 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percentage of Common Stock Outstanding (%)(1)

Wellington Management Company LLP	3,755,410(2)	10.2

Akre Capital Management, LLC	1,913,220 (3)	6.2

Billy D. Prim	1,731,591 (4)	5.6

Richard A. Brenner	167,811 (5)	*

Susan E. Cates	30,549 (6)	*

Jack C. Kilgore	152,232(7)	*

Malcolm McQuilkin	436,991 (8)	1.4

Charles A. Norris	713,578 (9)	2.3

David L. Warnock	1,924 (10)	*

Matthew T. Sheehan	605,976(11)	1.9

Mark Castaneda	686,333(12)	2.2

David W. Hass	212,443(13)	*

Brian H. McInerney	146,291(14)	*

Directors, director nominees and current executive officers as a group (10 individuals)	4,273,836 (15)	13.5

___________

* Represents beneficial ownership of less than 1.0%.

(1)	A total of 30,964,013 shares of common stock were outstanding on March 13, 2018.

(2)

This information is derived solely from Amendment No. 1 to Schedule 13G filed with the SEC on February 8, 2018 in which Wellington Management Group LLP, a Massachusetts limited liability partnership (“Wellington”), is reported as the beneficial owner of 3,755,410 shares of the Company’s common stock with shared voting power with respect to 2,813,988 shares and shared power to dispose or to direct the disposition of 3,755,410 shares. Wellington beneficially owns these shares directly and through its subsidiaries Wellington Group Holdings LLP, a Delaware limited liability partnership, Wellington Investment Advisors Holdings LLP, a Delaware limited liability partnership, and Wellington Management Company LLP, a Delaware limited liability partnership. Further, based upon information derived solely from Schedule 13G filed with the SEC on February 8, 2018 by Wellington Trust Company, NA, a national banking association (“Wellington Trust”), Wellington Trust, which is indirectly controlled by Wellington, has shared voting power and shared power to dispose or to direct the disposition of 2,521,825 of the shares reported as beneficially owned by Wellington. The address for each of the entities or persons listed in this footnote is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(3)

This information is derived solely from Amendment No. 5 to Schedule 13G filed with the SEC on February 14, 2018 in which Akre Capital Management, LLC, a Delaware limited liability company, Charles T. Akre, Jr., a resident of the United States, and Braddock Partners Offshore, L.P., a limited partnership organized in the Cayman Islands, are reported as the beneficial owners of 1,913,220 shares of the Company's common stock with shared voting power with respect to 1,913,220 shares of the Company’s common stock and shared power to dispose or direct the disposition of 1,913,220 shares of the Company’s common stock. The address for each of the entities or persons listed in this footnote is P.O. Box 998, Middleburg, VA 20118.

(4)

Consists of (a) 1,496,834 shares of common stock held directly (419,705 of which are pledged as security); (b) 35,096 shares of common stock issuable upon the exercise of warrants held directly that are presently exercisable (4,218 of which are pledged as security); (c) 132,583 shares of common stock issuable upon the exercise of stock options or vesting of restricted stock units held directly that are presently exercisable or vest or become exercisable within 60 days of the record date; (d) 4,791 shares of common stock held by BD Prim, LLC (as to which he has shared voting and investment power); (e) 4,791 shares held by the Billy D. Prim Revocable Trust (as to which he has shared voting and investment power); (f) 23,957 shares of common stock held by 2010 Irrevocable Trust fbo Sarcanda W. Bellissimo (as to which he has shared voting and investment power); (g) 23,957 shares of common stock held by 2010 Irrevocable Trust fbo Anthony Gray Westmoreland (as to which he has shared voting and investment power); (h) 4,791 shares of common stock held by the 2010 Irrevocable Trust fbo Jager Grayln Dean Bellissimo (as to which he has shared voting and investment power); and (i) 4,791 shares of common stock held by the 2010 Irrevocable Trust fbo Joseph Alexander Bellissimo (as to which he has shared voting and investment power). Excludes 8,032 shares of common stock held directly by Deborah W. Prim, Mr. Prim’s spouse. Also excludes (a) 698,114 deferred stock units earned in March 2016 under the Company’s Amended and Restated Value Creation Plan and deferred pursuant to the Company’s Deferred Compensation Plan, for which shares of common stock are to be issued with respect to such deferred stock units in equal annual installments in January of 2019, 2020, 2021 and 2022 and (b) 318,080 deferred stock units earned in March 2017 under the Company’s Amended and Restated Value Creation Plan and deferred pursuant to the Company’s Deferred Compensation Plan, for which shares of common stock are to be issued with respect to such deferred stock units in equal annual installments in January of 2019, 2020, 2021 and 2022.

(5)

Consists of (a) 144,874 shares of common stock held directly; (b) 568 shares of common stock issuable upon the exercise of warrants held directly that are presently exercisable; (c) 22,085 shares of common stock issuable upon the exercise of options held directly that are presently exercisable or become exercisable within 60 days of the record date; (d) 142 shares of common stock issuable upon the exercise of warrants held by the ALB-3 Trust, of which he is the trustee, that are presently exercisable; and (e) 142 shares of common stock issuable upon the exercise of warrants held by the ALB-5 Trust, of which he is the trustee, that are presently exercisable. Mr. Brenner may be deemed to have voting and investment power with respect to securities held by the ALB-3 Trust or the ALB-5 Trust and expressly disclaims beneficial ownership of any such securities, except to the extent of his pecuniary interest therein, if any.

(6)	All such shares of common stock held directly.

(7)

Consists of (a) 124,433 shares of common stock held directly; (b) 5,714 shares of common stock issuable upon the exercise of warrants held directly that are presently exercisable; and (c) 22,085 shares of common stock issuable upon the exercise of options held directly that are presently exercisable or become exercisable within 60 days of the record date.

(8)

Consists of (a) 105,345 shares of common stock held directly; (b) 1,924 shares of common stock issuable upon the exercise of options held directly that are presently exercisable or become exercisable within 60 days of the record date; (c) 313,607 shares of common stock held by the Malcolm McQuilkin Living Trust; and (d) 16,115 shares of common stock issuable upon the exercise of warrants held by the Malcolm McQuilkin Living Trust that are presently exercisable. Mr. McQuilkin is a co-trustee of the Malcolm McQuilkin Living Trust and, as such, he may be deemed to have shared voting and investment power with respect to such shares. Mr. McQuilkin expressly disclaims beneficial ownership of any such securities held in such trust, except to the extent of his pecuniary interest therein, if any.

(9)

Consists of (a) 164,363 shares of common stock held directly; (b) 275,170 shares of common stock issuable upon the exercise of warrants held directly that are presently exercisable and (c) 274,045 shares of common stock held by The Charles A. Norris & Margaret T. Norris TR UA 18-Jun-02 Norris Trust (the “Norris Trust”). Mr. Norris is a co-trustee of the Norris Trust and, as such, he may be deemed to have shared voting and investment power with respect to such shares. Mr. Norris expressly disclaims beneficial ownership of any such securities held in the Norris Trust, except to the extent of his pecuniary interest therein, if any.

(10)	Consists of 1,924 shares of common stock issuable upon the exercise of options held directly that are presently exercisable or become exercisable within 60 days of the record date.

(11)

Consists of (a) 367,976 shares of common stock held directly and (b) 238,000 shares of common stock issuable upon the exercise of options or vesting of restricted stock units held directly that are presently exercisable or vest or become exercisable within 60 days of the record date. Excludes 435,444 deferred stock units earned in March 2016 under the Company’s Amended and Restated Value Creation Plan and deferred pursuant to the Company’s Deferred Compensation Plan, for which shares of common stock are to be issued with respect to such deferred stock units in equal annual installments in January of 2019, 2020 and 2021.

(12)

Consists of (a) 425,912 shares of common stock held directly; (b) 3,047 shares of common stock issuable upon the exercise of warrants held directly that are presently exercisable; and (c) 257,374 shares of common stock issuable upon the exercise of options held directly that are presently exercisable or become exercisable within 60 days of the record date. Excludes 698 shares of common stock held directly by Christina V. Castaneda, Mr. Castaneda’s spouse. Excludes 348,240 deferred stock units earned in March 2016 under the Company’s Value Creation Plan and deferred pursuant to the Company’s Deferred Compensation Plan, for which shares of common stock are to be issued with respect to such deferred stock units in August 2018.

(13)

David W. Hass, our Chief Strategy Officer, was appointed as an executive officer of the Company in May 2017. This amount consists of (a) 107,958 shares of common stock held directly; (b) 76,334 shares of common stock issuable upon the vesting of restricted stock units or exercise of options held directly that are presently exercisable or vest or become exercisable within 60 days of the record date; (c) 16,901 shares of common stock held by The David W. Hass Living Trust (the “Hass Trust”), of which Mr. Hass is a trustee, (d) 5,250 shares of common stock held by HB Capital LLC (“HB Capital”), of which Mr. Hass is a member and (e) 6,000 shares of common stock held in custodial accounts, for the benefit of certain of Mr. Hass’ family members, over which Mr. Hass serves as custodian (the “Hass Custodial Accounts”). Mr. Hass may be deemed to have shared voting and investment power with respect to the shares of common stock held by the Hass Trust, HB Capital and the Hass Custodial Accounts. Mr. Hass expressly disclaims beneficial ownership of any such securities held by the Hass Trust, HB Capital and any of the Hass Custodial Accounts, except to the extent of his pecuniary interest therein, if any. Excludes (a) 87,286 deferred stock units earned in March 2016 under the Company’s Amended and Restated Value Creation Plan and deferred pursuant to the Company’s Deferred Compensation Plan, for which shares of common stock are to be issued with respect to such deferred stock units in equal annual installments in January of 2019, 2020 and 2021 and (b) 49,860 deferred stock units earned in March 2017 under the Company’s Amended and Restated Value Creation Plan and deferred pursuant to the Company’s Deferred Compensation Plan, for which shares of common stock are to be issued with respect to such deferred stock units in equal annual installments in January of 2019, 2020 and 2021.

(14)

Brian H. McInerney was appointed as an executive officer of the Company on March 2, 2017 and served as our Executive Vice President and President of Refill Operations until May 31, 2017. This amount consists of (a) 2,000 shares of common stock held directly; (b) 47,716 shares of common stock issuable upon the exercise of warrants held directly that are presently exercisable; (c) 12,500 shares of common stock issuable upon the exercise of options held directly that are presently exercisable or become exercisable within 60 days of the record date and (d) 84,075 shares of common stock issuable upon the exercise of warrants held by The McInerney Family Trust Dated May 10, 2004 (the “McInerney Trust”). Mr. McInerney is a co-trustee of the McInerney Trust and, as such, he may be deemed to have shared voting and investment power with respect to such shares. Mr. McInerney expressly disclaims beneficial ownership of any such securities held in the McInerney Trust, except to the extent of his pecuniary interest therein, if any

(15)

David J. Mills, our Chief Financial Officer, was appointed as an executive officer of the Company in January 2018 and was not an executive officer of the Company prior to such appointment. The amount referenced by this Footnote 15 includes (a) 84,677 shares of common stock held directly by Mr. Mills; (b) 355 shares of common stock issuable upon the exercise of warrants held directly that are presently exercisable and (c) 135,709 shares of common stock issuable upon the exercise of options or vesting of restricted stock units held directly by Mr. Mills that are presently exercisable or vest or become exercisable within 60 days of the record date and excludes 86,946 deferred stock units earned in March 2016 under the Company’s Amended and Restated Value Creation Plan and deferred pursuant to the Company’s Deferred Compensation Plan, for which shares of common stock are to be issued with respect to such deferred stock units in equal annual installments in January of 2019, 2020 and 2021.

Proposal 1 – Election of Directors

Our Board of Directors consists of three classes of directors, each serving a staggered three-year term. Malcolm McQuilkin, Matthew T. Sheehan and David L. Warnock are each nominated as a Class II director to serve three-year terms until the annual meeting of stockholders in 2021 and until their successors are elected and qualified. Messrs. McQuilkin, Sheehan and Warnock each currently serves as a director and has agreed to be named in this proxy statement and serve if elected.

Although we know of no reason why any nominee would not be able to serve, if any such nominee is unavailable for election, the proxies intend to vote your shares for any substitute nominee proposed by our Board of Directors.

The three nominees receiving the highest number of affirmative votes will be elected as directors to serve until the 2021 annual meeting of stockholders. Votes withheld by stockholders, broker non-votes and abstentions will have no effect on the outcome of the director elections.

Our Board of Directors recommends a vote “FOR” the election of Malcolm McQuilkin, Matthew T. Sheehan and David L. Warnock to our Board of Directors.

Nominees and Continuing Directors

Listed below are (i) the three nominees for election to our Board of Directors (our Class II directors) and (ii) the other members of our Board of Directors whose terms expire in 2019 (our Class III directors) and 2020 (our Class I directors). The following paragraphs include information about each nominee and continuing director’s business background, as furnished to us by the nominee or director, and additional experience, qualifications, attributes or skills that led our Board of Directors to conclude that such individual should serve on our Board of Directors.

Name of Nominee	Age	Position with the Company	Director Since	Director Class

Malcolm McQuilkin	71	Director	2005	II

Matthew T. Sheehan	43	President, Chief Executive Officer and Director	2016	II

David L. Warnock	60	Director	2005	II

Name of Continuing Director	Age	Position with the Company	Director Since	Director Class

Richard A. Brenner	54	Director	2005	III

Susan E. Cates	47	Director	2014	III

Charles A. Norris	72	Director	2016	III

Billy D. Prim	62	Executive Chairman of the Board of Directors	2004	I

Jack C. Kilgore	69	Director	2011	I

Billy D. Prim

Mr. Prim has served as our Chairman since 2004, including as our Executive Chairman since 2017. He previously served as our Chief Executive Officer from 2004 until 2017. Prior to founding Primo, Mr. Prim founded Blue Rhino Corporation (a provider of propane cylinder exchange and complementary propane and non-propane products) in March 1994 and served as its Chief Executive Officer and Chairman of the Board. He led Blue Rhino’s initial public offering in May 1998 and remained its Chief Executive Officer until April 2004, when Blue Rhino was acquired by Ferrellgas Partners, L.P., at which time he was elected to the Ferrellgas board of directors on which he served until November 2008. Mr. Prim previously served on the board of directors of Towne Park Ltd. and Southern Community Bank and Trust. Mr. Prim also serves on the Wake Forest School of Business Board of Visitors and the Wake Forest Institute for Regenerative Medicine Advisory Board. Mr. Prim brings extensive business, managerial and leadership experience to our Board of Directors. Mr. Prim’s service as an executive and a director of Primo provides our Board of Directors with a vital understanding and appreciation of our business. In addition, Mr. Prim’s leadership abilities, his experience at Blue Rhino and his extensive knowledge of the bottled water industry position him well for service on our Board of Directors.

Richard A. Brenner

Mr. Brenner is the CEO of Image Wizards, LLC, a printing specialization firm. From November 2013 until April 2017, Mr. Brenner was the Vice Chairman of Entrematic (formerly Amarr Garage Doors, a manufacturer and distributor of garage doors). Mr. Brenner previously served as its Chief Executive Officer from July 2002 until November 2013 and its President from July 1993 until June 2002. Mr. Brenner serves on several boards of private and nonprofit entities, including ABC of North Carolina, Wake Forest University Health Sciences, Samet Corporation and Computer Credit, Inc., and was a member of the board of directors of Blue Rhino Corporation from 1998 to 2004. Mr. Brenner’s significant executive and board service experience qualify him for service on our Board of Directors.

Susan E. Cates

Ms. Cates most recently served as chief operating officer of 2U, Inc. (NASDAQ: TWOU), a company that partners with leading colleges and universities to deliver online degree programs, from March 2016 until August 2017. Prior to joining 2U, Inc., Ms. Cates served as the President of Executive Development at the University of North Carolina at Chapel Hill’s Kenan-Flagler Business School from 2008 to 2016, and the Executive Director of MBA@UNC from 2010 to 2016. Prior to joining UNC, Ms. Cates was a partner with Best Associates, a Dallas-based private equity firm, where she led the identification, acquisition and oversight of multiple domestic and international companies operating in the education sector. Prior to joining Best Associates, Ms. Cates was part of the founding team of ThinkEquity Partners, a boutique investment bank in New York, which she co-founded with former colleagues from Merrill Lynch & Co. At ThinkEquity, she headed the education investment banking practice with responsibility for business development, client relationships and deal execution. Prior to co-founding ThinkEquity Partners, Ms. Cates worked in investment banking at Merrill Lynch in New York, as well as in corporate lending at Wachovia Bank in Atlanta. A North Carolina native, Ms. Cates earned her MBA from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill and received a BA from Duke University in public policy studies. Ms. Cates’ extensive executive and managerial experience position her well to serve as a member of our Board of Directors.

Jack C. Kilgore

From 2004 to 2014, Mr. Kilgore served as President of the Consumer Products Division of Rich Products Corporation (a leading supplier and solutions provider to the foodservice, in-store bakery, and retail marketplaces) where he oversaw the company’s consumer packaged goods business. Mr. Kilgore joined Rich Products Corporation in 1978 as a sales and marketing administrator and advanced through the company serving in roles as a region manager, division manager, national sales manager and various other sales and market leadership positions before being named President of the Consumer Products Division. Mr. Kilgore retired from Rich Products Corporation in December 2014. Mr. Kilgore serves on the board as Chairman of South Coast Bank & Trust and as a director of the bank holding company, WBT BankShares Inc., is a former chairman of the National Fisheries Institute and is serving and has previously served in various leadership positions for a number of not-for-profit entities. Mr. Kilgore also serves as a director of Bell Research Companies, Inc. Mr. Kilgore’s extensive knowledge of and experience in the consumer goods industry as well as his extensive executive and managerial experience position him well to serve as a member of our Board of Directors.

Charles A. Norris

Mr. Norris joined the Primo Board of Directors in December 2016 upon completion of the Company’s acquisition of Glacier Water Services, Inc., the owner and operator of the largest network of filtered drinking water vending machines in the United States and Canada. Mr. Norris served as Chairman of Glacier’s Board of Directors from June 2001 until the completion of Primo’s acquisition of Glacier in December 2016. Mr. Norris is the retired President of McKesson Water Products Company, a bottled water company and wholly-owned subsidiary of McKesson Corporation, where he served as President from 1990 until he retired in October 2000. From 1981 to 1990, Mr. Norris served as President of Deer Park Spring Water Company (now a subsidiary of Nestlé Waters North America) and served in various operational executive positions with Nestlé in both Switzerland and the United States from 1973 to 1985. Mr. Norris is a past Chairman of the International Bottled Water Association, and he is the current Chairman of the Board of Freshpet, Inc. (NASDAQ: FRPT), a pet food company located in Secaucus, New Jersey. Mr. Norris’ familiarity with Glacier’s operational and financial history, his background in consumer goods and his board experience qualify him to serve as a member of our Board of Directors.

Malcolm McQuilkin

Mr. McQuilkin is the President of Pioneer Strategic Sourcing LLC. Mr. McQuilkin previously founded Blue Rhino Global Sourcing, LLC (an import and design company and wholly-owned subsidiary of Ferrellgas Propane Partners) and served as its President until September 2017. Mr. McQuilkin previously served as the Chief Executive Officer of Uniflame, Inc. from 1990 until it was acquired by Blue Rhino Global Sourcing, LLC in 2000. Mr. McQuilkin provides our Board of Directors with significant leadership and executive experience. Mr. McQuilkin’s leadership abilities, his international business expertise (particularly with respect to outsourcing) and his extensive knowledge of complex financial and operational issues facing large companies qualify him to serve as a member of our Board of Directors.

Matthew T. Sheehan

Mr. Sheehan joined the Primo Board of Directors in October 2016. Mr. Sheehan has served as our Chief Executive Officer since May 2017 and as our President since June 2013. Previously, Mr. Sheehan served as our Chief Operating Officer from December 2012 until May 2017.  Prior to joining Primo, Mr. Sheehan was most recently with Coinstar, Inc. (a publicly-traded automated retail solutions provider), where he served as Strategic Venture Advisor of Coinstar’s Redbox business from June 2011 to December 2011 and as Vice President, General Manager of the first automated retail venture at Redbox from 2008 until 2011.  Redbox was acquired by Coinstar in 2008.  Mr. Sheehan also served at Redbox as Vice President, Sales and Business Development from 2006 to 2008 and Director of Business Development from 2005 to 2006.  Mr. Sheehan received a Bachelor of Business Management and Communications degree from Bentley College in Waltham, Massachusetts and an MBA from the Smeal College of Business at Pennsylvania State University. Mr. Sheehan’s financial, managerial and leadership expertise and experience at Primo position him well to serve on our Board of Directors.

David L. Warnock

Mr. Warnock is a founder and senior partner of Camden Partners Holdings, LLC (a private investment management firm established in 1995 and formerly known as Cahill Warnock & Company, LLC). Mr. Warnock serves as the Chairman of New Horizons Worldwide, Inc. and Calvert Education Services, LLC and also serves on the boards of Questar Assessment, Inc., Ranir LLC, Triumph Higher Education Group, Network for Good and previously served on the boards of directors of Blue Rhino Corporation, Nobel Learning Communities, Inc., American Public Education, Inc., and Towne Park, Ltd. Mr. Warnock has also served as a member of the board of directors of several private companies and not-for profit entities. Mr. Warnock brings to our Board of Directors a unique and valuable perspective from his years of experience in private investment management. Mr. Warnock’s business acumen and his financial, managerial, leadership and board service experience qualify him to serve on our Board of Directors.

Corporate Governance

Our Board of Directors

Primo is governed by a Board of Directors and various committees of the board that meet throughout the year. Our Board of Directors and its committees have general oversight responsibility for the affairs of Primo.

Our certificate of incorporation provides that our Board of Directors will consist of between three and 12 members with the precise number to be determined by our Board of Directors. Our Board of Directors currently consists of eight directors. Our certificate of incorporation also provides that any vacancies or newly-created directorships may be filled only by the remaining members of our Board of Directors.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each committee is currently comprised entirely of non-employee directors. Our Board of Directors may establish other committees from time to time to facilitate our corporate governance.

The current members of the board’s committees are identified in the following table:

Director	Audit	Compensation	Nominating and Governance

Richard A. Brenner	X	X

Susan E. Cates	Chair		X

Jack C. Kilgore	X	Chair

Malcolm McQuilkin		X	X

Charles A. Norris	X		X

David L. Warnock		X	Chair

Each committee operates under a written charter adopted by our Board of Directors. These charters are available on our corporate website (www.primowater.com) in the “Investor Relations” section under “Corporate Governance.”

Audit Committee. The principal responsibilities and functions of our Audit Committee are to assist our Board of Directors in fulfilling its oversight of (i) the integrity of our financial statements, (ii) the effectiveness of our internal controls over financial reporting, (iii) our compliance with legal and regulatory requirements, (iv) the qualifications and independence of our registered public accounting firm, and (v) the performance of our registered public accounting firm. In carrying out its oversight responsibilities and functions, our Audit Committee, among other things, oversees and interacts with our independent auditors regarding the auditors’ engagement and/or dismissal, duties, compensation, qualifications and performance; reviews and discusses with our independent auditors the scope of audits and our accounting principles, policies and practices; reviews and discusses our audited annual financial statements with our independent auditors and management; and reviews and approves or ratifies (if appropriate) related party transactions. In addition, our Audit Committee oversees management’s efforts in managing our key financial and other risk exposures and developing our enterprise risk management policies and procedures. Our Audit Committee met five times in 2017.

Our Board of Directors has determined that Ms. Cates is an audit committee financial expert, as defined under the applicable rules of the SEC, and that all members of our Audit Committee, including Ms. Cates, are “independent” within the meaning of the applicable listing standards of The NASDAQ Stock Market, LLC (“NASDAQ”) and the independence standards of rule 10A-3 of the Securities Exchange Act of 1934. Each of the members of our Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and The Nasdaq Stock Market.

Compensation Committee. The principal functions of our Compensation Committee include (i) reviewing our compensation practices and policies, (ii) reviewing and approving the compensation for our senior executives, (iii) evaluating the performance of our Chief Executive Officer (“CEO”), (iv) assisting in Primo’s compliance with the regulations of the SEC regarding executive compensation disclosure and (v) overseeing the administration of the Company’s equity compensation plans and programs. Our Board of Directors has determined that all members of our Compensation Committee are “independent” within the meaning of the applicable NASDAQ listing standards. Our Compensation Committee met four times in 2017.

Nominating and Governance Committee. The principal functions of our Nominating and Governance committee are to (i) establish membership criteria for our Board of Directors, (ii) establish and communicate to stockholders a method of recommending potential director nominees for the Nominating and Governance Committee’s consideration, (iii) identify individuals qualified to become directors consistent with such criteria and select the director nominees, (iv) plan for continuity on our Board of Directors, (v) recommend action to our Board of Directors upon any vacancies on our Board of Directors, (vi) facilitate the annual evaluation of the performance of our Board of Directors and its committees, (vii) periodically review management succession plans, and (viii) consider and recommend to our Board of Directors other actions relating to our Board of Directors, its members and its committees. Our Board of Directors has determined that all members of the Nominating and Governance Committee are “independent” within the meaning of the applicable NASDAQ listing standards. Our Nominating and Governance Committee met once in 2017.

Board Leadership Structure

In May 2017, Mr. Sheehan succeeded Mr. Prim as Chief Executive Officer of Primo. In connection with this leadership transition, our Board of Directors amended its amended and restated Bylaws to provide that our Board of Directors may, in its discretion, appoint one of its members as an Executive Chairman or Non-Executive Chairman. Upon his resignation as Chief Executive Officer of Primo, Mr. Prim was appointed Executive Chairman of the Board of Directors.

Our Board of Directors does not have a formal policy regarding the separation of the roles of Chairman and Chief Executive Officer. Our Board of Directors believes that it is in the best interests of Primo to retain flexibility in determining whether to separate or combine the roles of Chairman and Chief Executive Officer based on our circumstances. Similarly, our bylaws do not require our Board of Directors to appoint a lead independent director and it has not otherwise determined to do so.

Our Board of Directors believes that the current leadership structure, which separates the roles of Chairman and Chief Executive Officer, is appropriate in light of the recent leadership transition and Primo’s current operating environment. In particular, our Board of Directors believes this structure clearly establishes the individual roles and responsibilities of the Chairman and Chief Executive Officer, streamlines decision-making, enhances accountability of the recently-transitioned senior management team to our Board of Directors and emphasizes the independence of our Board of Directors. Our Board of Directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide strong, independent oversight of senior management, a highly engaged Board of Directors, and the right balance among (i) effective independent oversight of the Company’s business, (ii) our Board’s activities and (iii) consistent corporate leadership. Our Board of Directors is open to different structures that provide such an optimal leadership structure, particularly given the dynamic and competitive environment in which the Company operates.

In his role as Executive Chairman of the Board of Directors, Mr. Prim chairs meetings of our Board of Directors, works closely with Mr. Sheehan and other members of Primo’s senior management team and remains involved in key matters, such as major transactions, development of corporate strategy and broader business and customer relationships. Given Mr. Prim’s extensive history as Chief Executive Officer of Primo, leadership abilities and knowledge of the bottled water industry and Primo’s operating environment, our Board of Directors believes that Mr. Prim’s service as Executive Chairman continues to ensure Primo’s best position for success while emphasizing independence and accountability of Primo’s management team to our Board of Directors.

Our Board of Directors – which consists entirely of independent directors other than Messrs. Prim and Sheehan – exercises a strong, independent oversight function. This oversight function is enhanced by the fact that our Audit, Compensation and Nominating & Governance Committees are comprised entirely of independent directors. Our Board of Directors can and will change its leadership structure if it determines that doing so is in the best interest of the Company and its stockholders.

Director Meeting Attendance

Our Board of Directors held four meetings during 2017. Except for Mr. Norris, each of our directors attended at least 75% in the aggregate of the total number of meetings of our Board of Directors and the committees on which he or she served during 2017. Each director is encouraged to attend the annual meeting of stockholders in person. Of our current directors then in office, only Mr. Norris was unable to attend our 2017 annual meeting of stockholders in person.

Director Independence

Our Board of Directors determines the independence of its members based on the standards specified by NASDAQ. Under the applicable NASDAQ listing standards, independent directors must comprise a majority of a listed company’s board of directors. In addition, NASDAQ’s rules require that, subject to specific exceptions, each member of a listed company’s audit committee and those members of the board of directors determining executive compensation and director nominations be independent. Audit Committee members also must satisfy the independence criteria set forth in rule 10A-3 under the Securities Exchange Act of 1934. Under NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of the company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered independent for purposes of Rule 10A-3 under the Securities Exchange Act of 1934, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our Board of Directors has reviewed the relationships between Primo and each director to determine compliance with the NASDAQ listing standards and has determined that none of Mr. Brenner, Ms. Cates, Mr. Kilgore, Mr. McQuilkin, Mr. Norris and Mr. Warnock has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under NASDAQ rules. Our Board of Directors also determined that Ms. Cates and Messrs. Brenner, Kilgore and Norris, who comprise our Audit Committee, Messrs. Kilgore, Brenner, McQuilkin and Warnock, who comprise our Compensation Committee, and Messrs. Norris, Warnock and McQuilkin and Ms. Cates, who comprise our Nominating and Governance Committee, satisfy the independence standards for those committees established by applicable SEC and NASDAQ rules. In making these determinations, our Board of Directors considered the relationships that each non-employee director has with Primo and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. There is no family relationship between any director, executive officer or person nominated to become a director or executive officer.

Director Nomination Process

Our Board of Directors has a standing Nominating and Governance Committee comprised solely of independent directors. Our Board of Directors has delegated to its Nominating and Governance Committee the responsibility for establishing membership criteria for our Board of Directors, identifying individuals qualified to become directors consistent with such criteria and recommending the director nominees.

In identifying potential director candidates, the Nominating and Governance Committee seeks input from its Committee members, other directors and management. The Nominating and Governance Committee may engage the services of search firms and advisors to help identify and screen potential director nominees. The Nominating and Governance Committee will also consider director candidates appropriately recommended by stockholders.

In identifying and assessing director candidates, the Nominating and Governance Committee considers, among other things:

●	roles and contributions valuable to the business community;

●

personal qualities of leadership, character and judgment, and whether the candidate possesses and maintains throughout service on our Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards;

●	relevant knowledge and diversity of background, viewpoints and experience;

●	whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings; and

●	applicable listing standards of NASDAQ.

Diversity of background, viewpoints and experience is one of the various factors the Nominating and Governance Committee may consider in identifying director nominees, but the Nominating and Governance Committee does not have a formal policy regarding board diversity.

All director candidates, including candidates appropriately recommended by stockholders, are evaluated in accordance with the process described above.

Stockholder Recommendations of Director Candidates

Stockholders who wish to recommend director candidates for consideration by the Nominating and Governance Committee may do so by submitting a written recommendation to our Corporate Secretary at 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101. Such recommendation must include a detailed background of the suggested candidate that demonstrates how the individual meets the criteria set forth above. If a candidate proposed by a stockholder or other source meets such criteria, the individual will be considered on the same basis as other candidates.

Recommendations by stockholders for director candidates to be considered for the 2019 annual meeting of stockholders must be delivered to Primo’s Corporate Secretary not earlier than the close of business on January 3, 2019 and not later than the close of business on February 2, 2019. Recommendations by stockholders for director candidates to be considered for inclusion in the proxy statement and form of proxy relating to the 2019 annual meeting of stockholders must be received no later than November 29, 2018. Notice of a director nomination must be submitted in accordance with the requirements set forth in our bylaws which include requirements to provide the name and address of the stockholder making the recommendation, a representation that the recommending stockholder is a record holder of our common stock, all information regarding the nominee that would be required to be set forth in a proxy statement and the consent of the nominee to serve as a director. Appropriate submission of a recommendation by a stockholder does not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in our proxy statement; however, the Nominating and Governance Committee will consider any such candidate in accordance with the director nomination process described above.

Our Board’s Role in Risk Oversight

Management is responsible for managing the risks that Primo faces. Our Board of Directors is responsible for overseeing management’s approach to risk management. The involvement of the full Board of Directors in reviewing our strategic objectives and plans is a key part of the board’s assessment of management’s approach and tolerance to risk. While our Board of Directors has ultimate oversight responsibility for overseeing management’s risk management process, various committees of the board assist it in fulfilling that responsibility.

In particular, our Audit Committee assists management in its review of the policies and procedures regarding identifying, monitoring, evaluating and managing Primo’s key financial and other risk exposures. Our Audit Committee also oversees the development of our enterprise risk management policies and procedures and reports regularly to our Board of Directors regarding Primo’s risk management process.

In addition, our Compensation Committee reviews our compensation practices and policies to ensure they do not create inappropriate or unintended significant risks to Primo as a whole, and provides oversight and direction regarding these practices, policies and compensation-related risk management.

Code of Conduct

Our Board of Directors has adopted a Code of Business Conduct and Ethics. This code applies to all of the directors, officers and employees of Primo and its subsidiaries. A copy of our Code of Business Conduct and Ethics is available on our corporate website (www.primowater.com). We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Policy for Review of Related Person Transactions

Our Audit Committee reviews and approves any transaction between Primo and a related person which would be required to be disclosed by the rules of the SEC.

Communications with our Board of Directors

Stockholders may communicate with any of our directors by sending a written communication to a director c/o our Corporate Secretary at 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101. All communications received in accordance with these procedures will be reviewed by the Corporate Secretary and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient, such as communications unrelated to our business, advertisements or frivolous communications.

Executive Officers

The following paragraphs set forth information regarding the current executive officers of Primo other than Messrs. Prim and Sheehan. Information pertaining to Messrs. Prim and Sheehan, each of whom is both a director and an executive officer of Primo, may be found in the section entitled “Nominees and Continuing Directors.”

David W. Hass

Mr. Hass, age 39, has served as our Chief Strategy Officer since May 2017. Mr. Hass previously served as our Vice President of Corporate Strategy and Financial Planning & Analysis and General Manager of Canada and Primo Direct Operations from January 2013 until May 2017. Mr. Hass joined Primo in 2011 as Director of Financial Planning & Analysis. Prior to joining Primo, Mr. Hass served as Vice President in Consumer Investment Banking for Stifel Nicolaus Weisel (NYSE:SF) and as an Associate in Consumer Investment Banking at Thomas Weisel Partners. Mr. Hass began his career with Accenture (NYSE:ACN). Mr. Hass received a bachelor’s degree in Finance from Northern Illinois University and an MBA in Finance from Southern Methodist University’s Cox School of Business.

David J. Mills

Mr. Mills, age 51, has served as our Chief Financial Officer, Secretary and Assistant Treasurer since January 2018. Mr. Mills joined Primo in 2009 as Controller and was promoted to Vice President of Finance and Treasurer in 2011. Prior to joining Primo, Mr. Mills served as Controller and Treasurer of InterAct Public Safety Systems, a private software company. Prior to his service at InterAct, Mr. Mills served as Director of Accounting and Financial Reporting at Krispy Kreme Doughnut Corporation, a global retailer of coffee and sweet treats. Mr. Mills began his career in public accounting at Ernst & Young, where he last served as Audit Senior Manager.

Director Compensation

The following table shows the compensation paid to each non-employee director for his or her service on our Board of Directors in 2017:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2) (3)	Total ($)

Richard A. Brenner	48,000	4,664	52,664

Susan E. Cates	44,500	4,324	48,824

Jack C. Kilgore	53,000	5,149	58,149

Malcolm McQuilkin	51,500	5,004	56,504

Charles A. Norris(4)	11,884	1,155	13,039

David L. Warnock	46,000	4,469	50,469

(1)

The amounts shown in this column represent fees earned under our Non-Employee Director Compensation Policy described below. Each director elected to receive 100% of his or her Board fees earned in the form of Company stock.

(2)

The amounts shown in this column represent the grant date fair value computed in accordance with ASC 718 of the incremental shares granted to directors in 2017 (for service from our 2016 annual meeting of stockholders to our 2017 annual meeting of stockholders) under our Non-Employee Director Compensation Policy resulting from the number of equity awards granted under the policy being determined based on the closing price of our common stock on the date of the previous annual meeting of our stockholders.

(3)	The following table shows the number of shares subject to outstanding equity awards held by each non-employee director as of December 31, 2017:

Name	Shares Subject to Outstanding Option Awards (#)

Richard A. Brenner	22,085

Susan E. Cates	-

Jack C. Kilgore	22,085

Malcolm McQuilkin	1,924

Charles A. Norris	-

David L. Warnock	1,924

(4)   Mr. Norris joined our Board of Directors in December 2016.

Under our current Non-Employee Director Compensation Policy, which was approved effective May 2, 2014, each non-employee director receives (1) an annual retainer of $25,000 and (2) meeting attendance fees of (a) $2,500 per Board of Directors or Committee meeting attended in person and (b) $1,000 per Board of Directors or committee meeting attended telephonically. In advance of each annual meeting of the stockholders, each non-employee director may choose to receive his or her annual retainer and attendance fees for the following year in one of the three following forms: (Option 1) 100% in cash, (Option 2) 100% in equity, or (Option 3) 50% in cash and 50% in equity. If a director elects Option 1, the director receives a one-time payment of $25,000 in cash on the business day immediately prior to the next annual meeting. If a director elects Option 2 or Option 3, the director receives a one-time grant of fully-vested restricted stock units valued at $25,000 or $12,500, respectively, on the business day immediately prior to the next annual meeting, and the number of restricted stock units is determined based on the closing price on the date of the annual meeting that preceded the grant date. With respect to the meeting attendance fees, if a director elects Option 1 or Option 3, the director receives a lump sum cash payment, based on the aggregate fees payable for Board and Committee meetings attended during the year, following the next annual meeting. If a director elects Option 2, the director is granted fully-vested restricted stock units in a single grant, based on the aggregate fees payable for Board and Committee meetings attended during the year, on of the business day immediately prior to the next annual meeting. The number of restricted stock units is determined based on the closing stock price on the date of the prior annual meeting.

Grants made under the Non-Employee Director Compensation Policy are made pursuant to our Amended and Restated 2010 Omnibus Long-Term Incentive Plan. Messrs. Prim and Sheehan receive no compensation for their service on our Board or Directors.

Executive Compensation

Compensation Discussion and Analysis

The following compensation discussion and analysis (“CD&A”) relates to our compensation arrangements for the following named executive officers (“NEOs”), whose compensation information is presented in the CD&A and the compensation tables following the CD&A in accordance with the SEC’s rules:

(1)	our current principal executive officer (Matthew T. Sheehan);

(2)	our chief strategy officer (David W. Hass);

(3)	our current Executive Chairman and former principal executive officer (Billy D. Prim);*

(4)	our former principal financial officer (Mark Castaneda);** and

(5)	our former executive vice president and president of refill operations (Brian H. McInerney).***

*	Mr. Prim served as our Chief Executive Officer and principal executive officer until May 2017, when he transitioned to his current role of Executive Chairman of the Board of Directors.

**	Mr. Castaneda served as Chief Financial Officer and principal financial officer for the entirety of the year ended December 31, 2017 and retired in January 2018.

***	Mr. McInerney served as our Executive Vice President and President of Refill Operations until May 2017.

This CD&A should be read together with the compensation tables and related disclosures following the CD&A. This CD&A includes statements regarding financial and operating performance targets in the limited context of our executive compensation programs, and investors should not evaluate these statements in any other context. This CD&A also contains forward-looking statements that are based on our current considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt in the future may differ materially from current or planned programs as summarized in this CD&A.

Compensation Philosophy and Objectives

Our compensation practices are designed to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating high-performing management, which is necessary to achieve our financial and strategic objectives and create long-term value for our stockholders. We did not make any significant changes to our compensation programs in 2017 other than the adoption of the Primo Water Corporation Long-Term Performance Plan in February 2017 following the termination of our Amended and Restated Value Creation Plan in December 2016. As such, our 2017 compensation programs were generally consistent with our past practice.

The principal elements of our executive compensation program have historically included:

●	base salary;

●	annual cash and equity incentive arrangements;

●	long-term equity compensation in the form of restricted stock, restricted stock units and stock options;

●	our Amended and Restated Value Creation Plan (“VCP”), a long-term performance-based incentive arrangement, which we terminated in 2017; and

●	our Long-Term Performance Plan (“LTPP”), a long-term performance-based incentive arrangement, which we adopted in 2017 after the termination of our VCP.

Accordingly, our executive officer compensation program is designed to link short- and long-term cash and stock incentives to the achievement of Company and individual performance goals and to align the interests of executive officers with those of our stockholders.

We believe compensation should be determined within a framework that is intended to reward individual contribution and the achievement of Company objectives. Within this overall philosophy, our objectives are to:

●	attract, retain, motivate and reward our executives by providing a total compensation program that takes into consideration competitive market requirements and strategic business needs;

●	align the interests of executive officers with the long-term value created for our stockholders;

●	provide incentives to motivate executives to achieve and exceed short- and long-term performance goals;

●	create a direct, meaningful link between business and team performance and individual accomplishment and rewards; and

●	ensure our compensation programs are appropriately competitive in the relevant labor markets.

Each of Messrs. Prim and Sheehan have entered into an employment agreement with the Company, and each of Messrs. Castaneda and McInerney were subject to the terms of an employment agreement with the Company while employed by the Company in the year ended December 31, 2017. The material terms of those employment agreements are described below under “Employment Agreements and Change of Control Agreements.” Mr. Hass has not yet entered into an employment agreement with the Company.

Determining Executive Compensation

Historically, when structuring and setting the compensation paid to our NEOs, our Compensation Committee has informally considered, reviewed and compared compensation paid to other individuals in positions similar to our NEOs at companies of similar size and stage of development. This consideration has been based on the general knowledge possessed by members of our Compensation Committee and Board of Directors’ and also has included consultations with our Chief Executive Officer along with other individuals possessing relevant experience and information. As we have gained and continue to gain experience, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve.

In December 2016, our Compensation Committee formally engaged The Korn Ferry Hay Group (“Korn Ferry”) as a compensation consultant to provide strategic advice in setting and structuring our compensation programs and policies for 2017 as well as going forward. Our Compensation Committee considered the advice and recommendations of Korn Ferry in certain of its 2017 compensation determinations. Going forward, our Compensation Committee will consider the advice and recommendations of compensation consultants we may engage in setting and structuring our compensation programs.

Our Compensation Committee typically considers, but is not required to accept, our Chief Executive Officer’s recommendations regarding proposed base salaries, annual cash and equity incentive awards, long-term equity awards and other long-term equity performance-based awards for our other NEOs.

Our Compensation Committee may also request the assistance of our Chief Financial Officer in evaluating the financial, accounting and tax implications of the various compensation elements paid to our NEOs. However, our Chief Financial Officer does not recommend or determine the amounts or types of compensation paid to our NEOs. Our Chief Executive Officer and our other NEOs may attend Compensation Committee meetings, as requested by the Chair of our Compensation Committee. However, our NEOs, including our Chief Executive Officer, do not deliberate or vote on their own compensation.

Historically, our Compensation Committee and our Chief Executive Officer have applied discretion to make compensation decisions and have not used a specific formula or matrix to set compensation in relation to the compensation elements paid, but have continually monitored market competitiveness. Our approach has been to consider competitive compensation practices and other factors such as the level of compensation necessary to recruit and retain high performing executives and individual performance, rather than establishing compensation at specific benchmark percentiles. This approach has enabled us to respond to market dynamics and provided us with flexibility in maintaining and enhancing our NEOs’ engagement, focus, motivation and enthusiasm for our future. Our engagement of Korn Ferry has not caused us to change this approach, but it has enhanced our access to useful information in our application of this approach.

The amount of past compensation, including annual bonus and incentive awards and amounts realized or realizable from prior restricted stock, restricted stock unit and stock option awards, is generally not a significant factor in our Compensation Committee’s considerations because these awards would have been earned based on performance in prior years. Our Compensation Committee does, however, consider prior awards when considering the retention aspects of our compensation program.

Our NEOs are not subject to mandated stock ownership or stock retention guidelines. Our Compensation Committee believes that the equity component of our executive compensation program ensures that our NEOs are also stockholders and those components work to align the NEOs’ goals with the long-term best interests of our stockholders.

Elements of Our Executive Compensation Program

The principal elements of our executive compensation program have to date been (a) base salary, (b) annual cash and equity incentive arrangements, (c) long-term equity compensation in the form of restricted stock, restricted stock units and stock options and (d) our LTPP, a long-term, performance-based incentive arrangement established in February 2017 as a replacement of our VCP, a long-term, performance-based incentive arrangement which was terminated in December 2016. Each of those compensation elements satisfies one or more of our compensation objectives.

We have not adopted any policies with respect to long-term versus short-term paid compensation, but feel that both elements are necessary for achieving our compensation objectives. Compensation in the form of a base salary provides financial stability for each of our NEOs, and annual increases in base salary provide a reward for short-term Company and individual performance. Annual incentive awards likewise provide a reward for short-term Company and individual performance. Long-term equity compensation and our LTPP reward achievement of strategic long-term objectives and contributions toward overall stockholder value.

While we have not adopted any policies with respect to cash versus non-cash compensation (or among different forms of non-cash compensation), we feel that it is important to encourage or provide for a meaningful amount of equity ownership by our NEOs to help align their interests with those of our stockholders. We have also in the past used equity compensation in order to preserve the Company’s cash to the extent practicable in order to facilitate our growth and development. We combine the compensation elements for each NEO in a manner that our Compensation Committee believes is consistent with the executive’s contributions to our Company and our overall goals with respect to executive compensation.

On December 22, 2016, our Compensation Committee approved the termination of the VCP, effective December 31, 2016. Our Compensation Committee determined that the VCP had met its intended purpose of incentivizing the Company’s officers to improve the Company’s adjusted EBITDA and to align the interests of our officers with those of our stockholders generally, including by increasing stockholder value.

Our Board of Directors and Compensation Committee continually evaluate the need for additional long-term incentive compensation arrangements in order to meet the Company’s goals of attracting, retaining and motivating highly skilled management, and in February 2017, our Compensation Committee, following thorough consultation with, and the recommendation of, Korn Ferry, adopted and approved our LTPP, a new long-term performance-based incentive compensation plan administered under our Omnibus Plan. Our LTPP is designed to align the interests of our officers with those of the Company by providing for equity awards with vesting tied to performance-based goals related to the Company’s adjusted EBITDA and free cash flow, as the Company seeks to maximize its earnings and generate sufficient cash to repay indebtedness. Our LTPP is more fully described under the heading “Long-Term Performance Plan” below.

Base Salary

We believe that a competitive base salary is an important component of compensation as it provides a degree of financial stability for our NEOs and is critical to recruiting and retaining our executives. Base salary is also designed to recognize the scope of responsibilities assigned to each NEO and reward each executive for his or her unique leadership skills, management experience and contributions. We make a subjective determination of base salary after considering such factors collectively. Our Board of Directors established base salaries for each of our NEOs at the amounts set forth below for 2017.

Name	Base Salary ($)

Billy D. Prim	446,861

Matthew T. Sheehan	450,000

Mark Castaneda	325,000

David W. Hass	191,227*

Brian H. McInerney	412,000

*	Mr. Hass’ base salary was increased to $250,000 in May 2017 in connection with his appointment as Chief Strategy Officer.

Annual Cash and Equity Incentive Arrangements

We established an annual incentive plan for 2017, which created an annual bonus pool and set payout bands for our officers, including our NEOs, based on the Company’s achievement of certain adjusted EBITDA goals. Our Compensation Committee structured and implemented this plan to motivate our executive officers to achieve our annual strategic and financial goals. Our Compensation Committee approved the following 2017 annual incentive plan bonus pool with a Target Adjusted EBITDA level of $57.4 million:

Percentage of Target Adjusted EBITDA achieved:	Size of Annual Bonus Pool
95%	$1,435,000
100%	$2,870,000
105%	$3,160,000
110%	$3,430,000
115%	$3,740,000
120%	$4,030,000

Adjusted EBITDA under our 2017 annual incentive plan is calculated in the same manner as set forth in our Credit and Guaranty Agreement entered into in December 2016 with Goldman Sachs Bank USA, and generally includes income (loss) from continuing operations before depreciation and amortization, interest expense, net, income tax benefit, non-cash change in fair value of warrant liability, non-cash stock-based compensation expense, non-recurring and acquisition-related costs, and loss on disposal and impairment of property and equipment and other. Our actual pre-bonus, adjusted EBITDA for 2017 was $54.9 million, or 95.7% of the $57.4 million adjusted EBITDA goal for 2017, which resulted in an annual bonus pool for 2017 of approximately $1.6 million.

Our Compensation Committee targeted annual payouts under the 2017 annual incentive plan for Messrs. Prim, Sheehan, Castaneda, Hass and McInerney at 100%, 100%, 50%, 50% and 50% of their base salaries, respectively, and adjusted such amounts downward based on the size of the annual bonus pool and the number of other employees that participated in the 2017 annual incentive plan. Additionally, our Compensation Committee adjusts the payouts to officers under the Company’s annual incentive plans up or down based on the achievement of individual and team performance metrics. Our Compensation Committee has the discretion to make awards under the annual incentive plan in cash, stock or a combination of both. With respect to our NEOs, our Compensation Committee determined to pay the 2017 annual incentive awards 100% in stock. The following table shows our NEOs’ target annual incentive awards and the actual payout amounts made under the 2017 annual incentive plan:

Named Executive Officer	Target Annual Incentive Payout	Actual 2017 Annual Incentive Payout
Billy D. Prim	$438,132	$196,590
Matthew T. Sheehan	$441,346	$198,032
Mark Castaneda	$159,375	$71,528
David W. Hass	$110,996	$51,160
Brian H. McInerney	$206,000	$–*

* Mr. McInerney resigned as Executive Vice President and President of Refill Operations in May 2017. Because he was not employed by the Company at the time of payments under the 2017 annual incentive plan, he was not eligible to receive any such payments.

Long-Term Equity Compensation

Historically, we have provided long-term equity compensation primarily through grants of restricted stock, restricted stock units and stock options. We have in the past granted restricted stock, restricted stock units and stock options through annually-adopted executive incentive plans, initial grants to new or recently promoted employees and through annual grants approved by our Board of Directors or our Compensation Committee. We intend to continue these practices in the future as we believe such grants further our compensation objectives of aligning the interests of our NEOs with those of our stockholders, encouraging long-term performance, and providing a simple and easy-to-understand form of equity compensation that promotes executive retention. We view such grants both as incentives for future performance and as compensation for past accomplishments.

On March 20, 2017, our Compensation Committee approved grants of restricted stock unit awards to certain of our executive officers and key employees. The following table shows the number of restricted stock units granted to our NEOs as a result of this action:

Named Executive Officer	Restricted Stock Units (#)
Billy D. Prim	9,000
Matthew T. Sheehan	9,000
Mark Castaneda	6,000
Brian H. McInerney	6,000
David W. Hass	4,000

The restricted stock units granted to each of our executive officers vest in three substantially equal annual installments on March 20 of each of 2018, 2019, and 2020.

In addition, in May 2017, in connection with his appointment as Chief Strategy Officer of the Company, we granted Mr. Hass restricted stock units covering an additional 8,000 shares of our Common Stock which will vest in four equal annual installments on May 31 of each of 2018, 2019, 2020 and 2021.

It is our current intention to issue all foreseeable equity compensation plan awards under our Amended and Restated 2010 Omnibus Long-Term Incentive Plan.

Amended and Restated Value Creation Plan

We originally established our VCP in May 2012. The VCP was amended and restated in May 2013, and further amended and restated in March 2016. In December 2016, the VCP was terminated by our Compensation Committee.

Prior to the March 2016 amendment and restatement, the VCP provided for up to three separate awards to be issued to participants based upon the Company’s achieving adjusted EBITDA targets of $15 million, $20 million and $25 million for any fiscal year through the end of 2018. Our Compensation Committee set these targets at very aspirational levels as the Company’s adjusted EBITDA for 2011 was $3.4 million. In March 2016, our Compensation Committee (a) increased the second adjusted EBITDA target from $20 million to $24 million, (b) increased the third adjusted EBITDA target from $25 million to $28 million, and (c) extended the performance period under the plan from the end of 2018 through the end of 2019.

In December 2016, our Compensation Committee approved the termination of the VCP. All awards granted under the VCP that were outstanding as of December 31, 2016 were still governed by the VCP and subject to the achievement of the adjusted EBITDA performance targets for the year ended December 31, 2016.

Overview

The award pool payable to our officers upon achievement of the adjusted EBITDA targets was tied to the increase in the Company’s market capitalization and was calculated as follows:

●

upon the Company’s achievement of $15 million in adjusted EBITDA, the award pool was equal to 15% of the appreciation in the market capitalization of the Company’s common stock from May 11, 2012 to the closing price on the third trading day after public announcement of financial results for the year in which the $15 million target was obtained (the “date of first issuance”);

●

upon the Company’s achievement of $24 million in adjusted EBITDA, the award pool was equal to 17.5% of the appreciation in the market capitalization of the Company’s common stock from the date of first issuance to the closing price on the third trading day after public announcement of financial results for the year in which the $24 million target was obtained (the “date of second issuance”); and

●

upon the Company’s achievement of $28 million in adjusted EBITDA, the award pool would have been equal to 20% of the appreciation of the market capitalization of the Company’s common stock from the date of second issuance to the closing price on the third trading day after public announcement of financial results for the year in which the $28 million target was obtained.

Payment of 2015 Awards

The Company achieved the $15 million adjusted EBITDA target under the VCP for the year ended December 31, 2015, and an award pool of approximately $28.5 million was established. All of our NEOs deferred their VCP awards with respect to the achievement of the $15 million adjusted EBITDA target into our Deferred Compensation Plan (as described below under the heading “Amended and Restated Executive Deferred Compensation Plan”). In 2016, after withholding shares with respect to Medicare and FICA taxes, Messrs. Prim, Sheehan, Castaneda and Hass were awarded 872,642, 725,740, 580,699 and 145,476 deferred stock units, respectively, under our Deferred Compensation Plan. On January 25, 2017, Messrs. Sheehan, Castaneda and Hass received 79,741, 65,873 and 16,089 shares of common stock, respectively, upon the release of deferred stock units from their respective “in-service accounts” (after giving effect to tax withholding requirements). On January 10, 2018, Messrs. Prim, Sheehan, Castaneda and Hass received 93,674, 79,606, 70,197 and 16,065 shares of common stock under our Deferred Compensation Plan, respectively, upon the release of deferred stock units from their respective “in-service accounts” (after giving effect to tax withholding requirements). In connection with his resignation as our Chief Financial Officer in January 2018, pursuant to the terms of our Deferred Compensation Plan, Mr. Castaneda will receive 348,420 shares of common stock in August 2018 upon the release of remaining deferred stock units from his “in-service account” (prior to giving effect to tax withholding requirements, if applicable).

Payment of 2016 Awards

The Company achieved the $24 million adjusted EBITDA target under the VCP for the year ended December 31, 2016, and an award pool of approximately $19.3 million was established. All of our NEOs who received VCP awards with respect to the achievement of the $24 million adjusted EBITDA target deferred those awards into our Deferred Compensation Plan. In 2017, after withholding shares with respect to Medicare and FICA taxes, Messrs. Prim, Sheehan, Castaneda and Hass were awarded 397,599, 331,138, 265,277 and 66,480 deferred stock units, respectively, under our Deferred Compensation Plan. On January 10, 2018, Messrs. Prim, Sheehan, Castaneda and Hass received 42,680, 181,610, 160,337 and 9,178 shares of common stock under our Deferred Compensation Plan, respectively, upon the release of deferred stock units from their respective “in-service accounts” (after giving effect to tax withholding requirements).

Primo Water Corporation Long-Term Performance Plan

After the termination of the VCP in December 2016, our Board and Compensation Committee, following thorough consultation with, and upon the recommendation of, Korn Ferry, established our LTPP on February 28, 2017 in order to attract and retain highly qualified executive officers, officers and key employees and to motivate such executive officers, officers and key employees to serve the Company and expend maximum effort to improve the long-term business results of the Company. Our LTPP is administered under the Omnibus Plan as a sub-plan of the Omnibus Plan.

The period in which performance is measured, and to which the achievement of the performance-based metrics described below is tied, begins on January 1 of the grant year and ends on December 31 of the third year following the grant year (the “Performance Period”).

Of the LTPP awards, 60% are subject to the achievement of certain Adjusted EBITDA targets during the Performance Period (the “AE LTPP Units”), with Adjusted EBITDA measured in accordance with the Company’s then-current credit agreement, and 40% are subject to the achievement of certain Free Cash Flow targets during the Performance Period (the “FCF LTPP Units” and, with the AE LTPP Units, the “LTPP Units”). Free Cash Flow is defined as net cash provided by operating activities plus non-recurring and acquisition-related costs minus net cash used in investing activities excluding acquisitions and intangibles.

The LTPP Units are generally earned upon the achievement of at least 80% of target Adjusted EBITDA and target Free Cash Flow during the Performance Period, as applicable, at which time 50% of the AE LTPP Units and/or FCF LTPP Units, respectively, are earned. The LTPP Units are capped at achievement of 120% of target Adjusted EBITDA and target Free Cash Flow during the Performance Period, as applicable, at which time 140% of the AE LTPP Units and/or FCF LTPP Units, respectively, are earned. The number of LTPP Units earned between 80% of the applicable target and 120% of the applicable target are subject to a linear interpolation of the applicable target.

On February 28, 2017, we granted our NEOs LTPP Units covering the following number of shares of our Common Stock, in the aggregate, at the following target and maximum levels:

Named Executive Officer	Target LTPP Units (#)	Maximum LTPP Units (#)
Matthew T. Sheehan	48,214	67,500
Billy D. Prim	47,878	67,029
Mark Castaneda*	23,214	32,500
David W. Hass	10,927	15,298
Brian H. McInerney*	29,429	41,200

* Mr. Castaneda resigned as Chief Financial Officer in January 2018, and Mr. McInerney resigned as Executive Vice President and President of Refill Operations in May 2017. As a result of separating from service prior to the completion of the Performance Period, each of Mr. Castaneda and Mr. McInerney forfeited all awards granted to each of them under our LTPP.

The Performance Period for the February 2017 awards under our LTPP is January 1, 2017 to December 31, 2019. LTPP Units earned pursuant to our LTPP are payable with one share of our Common Stock for each LTPP Unit.

Amended and Restated Executive Deferred Compensation Plan

On June 29, 2015, our Board and our Compensation Committee approved the Primo Water Corporation Executive Deferred Compensation Plan.  Our Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan designed to allow our officers to defer the payment of awards under the VCP. On February 28, 2017, our Board and our Compensation Committee approved an amended and restated Executive Deferred Compensation Plan in order to allow our officers to defer payment of awards under our LTPP. The Amended and Restated Primo Water Corporation Executive Deferred Compensation Plan as in effect on February 28, 2017 is referred to as the “Deferred Compensation Plan.”

Our Deferred Compensation Plan permits a participating employee to elect to defer up to 100% of his or her award that may become payable under the VCP and/or LTPP for a performance year, as applicable.  The Company establishes an account for each participant in our Deferred Compensation Plan, and a participant’s account is then credited with a number of deferred stock units equal to the number of shares of Company common stock that would have been payable to the participant under the VCP and/or our LTPP, as applicable, but for the deferral election.

A participant’s account will be distributed based on the participant’s payment election made at the time of deferral.  A participant can elect to have deferrals credited to a “post-service account,” to be paid in a lump sum or installments (of up to 10 years) commencing the seventh month after a separation from service.  Alternatively, a participant can elect to have deferrals credited to an “in-service account,” to be paid in a lump sum or installments (of up to 10 years) commencing in a year specified by the participant at the time of the deferral election.  With respect to a deferral to an “in-service account,” a participant can also elect to have payment commence the seventh month after a separation from service that occurs prior to the specified payment year.

When due, payments under our Deferred Compensation Plan will be made in the form of a number of shares of the Company’s common stock equal to the number of stock units payable to the participant, in the manner elected by the participant and provided for in our Deferred Compensation Plan, such that the value of the participant’s account under our Deferred Compensation Plan will rise and fall with the value of our common stock, creating further alignment between the long-term interests of participants and our stockholders.

Restrictions on Hedging and Pledging of Company Securities

Our Securities Trading Compliance Policy prohibits short sales of our securities by our directors and executives. Our Securities Trading Compliance Policy also prohibits directors and executives from trading in derivatives of our securities and from holding our securities in a margin account or pledging such securities as collateral for a loan. An exception to the prohibition on pledging our securities may be permitted in certain limited circumstances with the advance written approval of the Chief Financial Officer.

Perquisites and Other Benefits

As a general matter, we do not offer perquisites or other benefits to any executive officer, including our NEOs, with an aggregate value in excess of $10,000 annually, because we believe we can provide better incentives for desired performance with compensation in the forms described above. We recognize that, from time to time, it may be appropriate to provide some perquisites or other benefits in order to attract, motivate and retain our executives, with any such decision to be reviewed and approved by our Compensation Committee.

Our executive officers are eligible to participate in our customary employee benefit plans, including medical, dental, vision, life and other employee benefit and insurance plans made available to our employees generally. We maintain a 401(k) plan, which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended, or the Code. In general, all of our employees are eligible to participate in this plan.

Employment and Severance and Change of Control Benefits

A detailed description of our employment agreements with our NEOs is available under the section captioned “Employment Agreements and Change of Control Agreements” below, and the benefits are quantified in the section captioned “Potential Payments Upon Termination or Change of Control.”

Role of Stockholder Say-on-Pay Votes

We provide our stockholders with the opportunity to cast an advisory vote on executive compensation (a "say-on-pay proposal") every three years. At the Company's annual meeting of stockholders held in May 2017, a majority of the votes cast on the say-on-pay proposal at the meeting were voted in favor of the proposal. While our Compensation Committee believes that this vote affirms our stockholders’ support of the Company’s approach to executive compensation, our Compensation Committee gave meaningful consideration to the concerns expressed by our stockholders in our discussions with them in advance of the vote on our say-on-pay proposal last year and considered the outcome of such vote in making compensation decisions for our NEOs. Our Compensation Committee will continue to review and refine the design and administration of our executive pay practices and to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for our NEOs.

At our 2017 annual meeting, a majority of the stockholders voting on an advisory vote regarding the frequency of future advisory votes on executive compensation recommended holding such “say-on-pay” votes every three years. After considering the preference of the Company’s stockholders and other factors, our Board of Directors determined on May 9, 2017, that we will hold a non-binding, advisory vote on our compensation of its named executive officers every three years until the next advisory vote is submitted to stockholders regarding the frequency of such advisory votes on named executive officer compensation.

Our Board of Directors and Compensation Committee will continue to consider the outcome of these votes when making future compensation decisions for our NEOs and when establishing the frequency of such future votes.

Risk Assessment

As a publicly-traded company, we are subject to the SEC's rules regarding risk assessment. Those rules require a publicly-traded company to determine whether any of its existing incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on the company. We do not believe that our incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on the Company.

Accounting and Tax Implications

Our Compensation Committee considers the accounting and tax impact reflected in our financial statements when establishing the amount and forms of long-term and equity compensation. The forms of long-term compensation selected are intended to be cost-efficient. We account for all awards settled in equity in accordance with FASB ASC Topic 718, pursuant to which the fair value of the grant, net of estimated forfeitures, is expensed over the service/vesting period based on the number of options, shares or units, as applicable, that vest. The estimated payout amount of performance awards, along with any changes in that estimate, is recognized over the performance period under “liability” accounting. Our ultimate expense for performance awards will equal the value earned by/paid to the executives.

Tax Deductibility of Compensation; Tax Cuts and Jobs Act

We seek to maximize long-term stockholder value when determining all elements of compensation. As a result, tax deductibility is not the only consideration in awarding compensation. Section 162(m) of the Internal Revenue Code (“Section 162(m)”) limits the deductibility of compensation in excess of $1.0 million paid to any one covered employee in any calendar year. Under the tax rules in effect before 2018, compensation that qualified as “performance-based” under Section 162(m) was deductible without regard to this $1.0 million limit. However, the Tax Cuts and Jobs Act, which was signed into law December 22, 2017, eliminated this performance-based compensation exception effective January 1, 2018, subject to a special rule that “grandfathers” certain awards and arrangements that were in effect on or before November 2, 2017. As a result, compensation that our Compensation Committee structured in 2017 and prior years with the intent of qualifying as performance-based compensation under Section 162(m) that is paid on or after January 1, 2018 may not be fully deductible, depending on the application of the special grandfather rules. Moreover, from and after January 1, 2018, compensation awarded in excess of $1.0 million to our NEOs generally will not be deductible. While the Tax Cuts and Jobs Act will limit the deductibility of compensation paid to our covered employees, our Compensation Committee will—consistent with its past practice—continue to retain flexibility to design compensation programs that are in the best long-term interests of the Company and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and Primo’s Annual Report on Form 10-K for the year ended December 31, 2017.

Submitted by the Compensation Committee of the Board of Directors.

Jack C. Kilgore, Chair

Richard A. Brenner

Malcolm McQuilkin

David L. Warnock

2017 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (d)	Option Awards ($) (e)	Non-Equity Incentive Plan Compensation ($) (f)	All Other Compensation ($) (g)	Total ($) (h)

Billy D. Prim	2017	432,685	800,273	-	196,601	13,084	1,442,643
Executive Chairman,	2016	439,804	140,850	-	290,142	7,185	877,981
Former Chief	2015	455,048	-	71,709	286,680	7,950	821,387
Executive Officer

Matthew T. Sheehan	2017	432,987	805,005	-	198,035	11,746	1,447,773
President and Chief	2016	336,411	117,375	532,390	166,467	4,587	1,157,230
Executive Officer	2015	320,125	-	59,758	151,259	-	531,142

Mark Castaneda	2017	310,919	411,045	-	71,533	12,027	805,524
Former Chief	2016	284,062	117,375	-	93,699	7,950	503,086
Financial Officer	2015	283,854	-	59,758	89,414	7,950	440,976

David W. Hass	2017	217,432	308,347	-	51,170	8,015	584,964
Chief Strategy
Officer

Brian H. McInerney	2017	224,463	498,480	-	-	463,283	1,186,226
Former EVP and
President of Refill

___________

Salaries (Column (c))

Base salaries for Messrs. Prim, Sheehan, Castaneda and McInerney are specified in their employment agreements, which are described in greater detail in “Employment Agreements and Change of Control Agreements” below. Mr. Hass’ base salary is determined by our Compensation Committee.

Stock Awards (Column (d))

The amounts shown in this column indicate the grant date fair value of stock awards computed in accordance with ASC 718. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see the Notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by our NEOs. The amounts set forth in this column also include the grant date fair value as of March 20, 2017 ($14.07) of target award opportunities in connection with awards issued to our NEOs under our LTPP computed in accordance with ASC 718. Assuming the achievement of the maximum share target amount under each award, maximum amounts (calculated as of the grant date) issued to our NEOs with respect to such awards would be approximately $943,100, $949,725, $457,725, $215,245 and $579,684 for Mr. Prim, Mr. Sheehan, Mr. Castaneda, Mr. Hass and Mr. McInerney, respectively.

Option Awards (Column (e))

The amounts shown in this column represent the aggregate grant date fair value of the option awards computed in accordance with ASC 718. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see the Notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by our NEOs.

Non-Equity Incentive Plan Compensation (Column (f))

Each of our NEOs was entitled in 2017 to a target annual incentive award equal to a specified percentage of his base salary, which was 100% for Mr. Prim, 100% for Mr. Sheehan and 50% for each of Mr. Castaneda, Mr. Hass and Mr. McInerney. The actual amounts of the annual incentive awards were determined by our Compensation Committee following the end of the calendar year based on the Company’s achievement of certain adjusted EBITDA targets after our Compensation Committee made adjustments based on the achievement of individual and team performance metrics. In 2017, our Compensation Committee determined that each NEO was entitled to receive 44.9% of his target annual incentive award, and that such awards would be paid 100% in stock. Our 2017 annual incentive plan is described in greater detail in the “Compensation Discussion and Analysis” above under “Annual Cash and Equity Incentive Arrangements.”

All Other Compensation (Column (g))

Amounts shown in this column relate to matching contributions to our NEOs’ accounts under Primo’s 401(k) plan. In addition, with respect to the amounts set forth in this column for Mr. McInerney, such amounts include certain payments paid to Mr. McInerney in connection with his separation from service in May 2017, as more fully described below in “Employment Agreements and Change of Control Arrangements”.

2017 Grant of Plan-Based Awards Table

The following table shows grants of plan-based awards made to our NEOs during the year ended December 31, 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards:	Grant Date
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#)	Fair Value of Stock and Option Awards ($)(3)

Billy D. Prim	03/20/17(4)							9,000	126,630
		172,449	344,941	484,355	23,939	47,878	67,029		673,643

Matthew T. Sheehan	03/20/17 (4)							9,000	126,630
		173,714	347,472	487,908	24,107	48,214	67,500		678,375

Mark Castaneda	03/20/17 (4)							6,000	84,420
		62,730	125,492	176,205	11,607	23,214	32,500		326,625

David W. Hass	03/20/17(4)							4,000	56,280
	05/31/17(5)							8,000	98,320
		43,688	87,398	122,717	5,464	10,927	15,298		153,747

Brian H. McInerney	03/20/17(4)							6,000	84,420
		81,082	162,184	227,733	14,714	29,429	41,200		414,060

__________

(1)

Amounts set forth in these columns reflect threshold, target and maximum award opportunities for 2017 performance under our 2017 annual incentive plan. Further information regarding the terms and conditions of awards under our 2017 annual incentive plan can be found in the “Compensation Discussion and Analysis” above under “Annual Cash and Equity Incentive Arrangements.”

(2)

Amounts set forth in these columns reflect threshold, target and maximum award opportunities under awards issued in February 2017 under our LTPP. Further information regarding the terms and conditions of awards under our LTPP can be found in the “Compensation Discussion and Analysis” above under “Primo Water Corporation Long-Term Performance Plan.”

(3)

Amounts set forth in this column represent the grant date fair value of the restricted stock unit awards and awards issued under our LTPP described in Footnotes (2), (4) and (5), in each case, computed in accordance with FASB ASC Topic 718. For additional information regarding the assumptions made in calculating these amounts, see the notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(4)

Amounts set forth in this row reflect grants of restricted stock units under our Amended and Restated 2010 Omnibus Long-Term Incentive Plan (the “Omnibus Plan”). These restricted stock units vest in substantially equal installments on the first, second and third anniversaries of the grant date.

(5)

Amounts set forth in this row reflect grants of restricted stock units under our Omnibus Plan. These restricted stock units vest in substantially equal installments on the first, second, third and fourth anniversaries of the grant date.

Outstanding Equity Awards at Fiscal Year-End 2017 Table

The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2017.

	Option Awards					Stock Awards
Name	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Billy D. Prim	9,583	-		20.66	05/01/18
	40,000	-		12.33	03/29/21
	20,000	-		1.39	05/11/22
	30,000	-		3.43	03/14/24
	20,000	10,000	(3)	5.33	05/05/25
						10,000	(4)	125,700	23,939	300,913
						9,000	(5)	113,130

Matthew T. Sheehan	10,000	-		1.07	11/12/22
	100,000	-		1.05	12/04/22
	50,000	-		1.76	06/10/23
	25,000	-		3.43	03/14/24
	16,667	8,333	(3)	5.33	05/05/25
	25,000	75,000	(6)	12.00	11/04/26
						8,333	(4)	104,746	24,107	303,027
						9,000	(5)	113,130

Mark Castaneda	14,375	-		20.66	05/01/18
	3,833	-		13.04	01/29/19
	30,000	-		12.33	03/29/21
	17,500	-		1.39	05/11/22
	150,000	-		1.07	11/12/22
	25,000	-		3.43	03/14/24
	16,667	8,333	(3)	5.33	05/05/25
						8,333	(4)	104,746	11,607	145,902
						6,000	(5)	75,420

David W. Hass	15,000	-		4.66	08/15/21
	10,000	-		1.39	05/11/22
	20,000	-		1.07	11/12/22
	15,000	-		3.43	03/14/24
	10,000	5,000	(3)	5.33	05/05/25
						5,000	(4)	62,850	5,464	68,678
						4,000	(5)	50,280
						8,000	(7)	100,560

Brian H. McInerney	12,500	-		12.56	12/28/26	2,000	(8)	25,140	-	-

___________

(1)

The market value of the unvested restricted stock units issued under our Omnibus Plan and performance-based stock units issued under our LTPP is based on the closing price of our common stock on December 29, 2017 ($12.57).

(2)

Reflects the unearned portion of performance-based stock units issued under our LTPP, which vest based upon the achievement of certain EBITDA-based and free cash flow-based performance targets in a performance period beginning on January 1, 2017 and ending on December 31, 2019. In accordance with SEC rules, the amounts represent the threshold amounts payable in connection with such LTPP awards.

(3)	These options vest on May 15, 2018.

(4)	Reflects the unvested portion of a restricted stock unit award that vests in substantially equal annual installments on March 11, 2018 and 2019.

(5)	Reflects the unvested portion of a restricted stock unit award that vests in substantially equal annual installments on March 20, 2018, 2019 and 2020.

(6)	These options vest in equal annual installments on November 4, 2018, 2019 and 2020.

(7)	Reflects the unvested portion of a restricted stock unit award that vests in substantially equal annual installments on May 31, 2018, 2019, 2020 and 2021.

(8)	Reflects the unvested portion of a restricted stock unit award that vests on March 20, 2018.

Option Exercises and Stock Vested Table

The following table shows the number of shares acquired and the value realized during the fiscal year ended December 31, 2017 upon vesting of restricted stock units previously or simultaneously granted to each of our NEOs. No stock options were exercised by our NEOs during fiscal 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Billy D. Prim	-	-	5,000		71,650	(1)
			2,549		35,762	(2)
			414,725	(3)	5,835,180	(3)

Matthew T. Sheehan	-	-	4,167		59,713	(1)
			1,463		20,526	(2)
			345,604	(3)	4,862,648	(3)

Mark Castaneda	-	-	4,167		59,713	(1)
			823		11,547	(2)
			276,483	(3)	3,890,115	(3)

David W. Hass	-	-	2,500		35,825	(1)
			453		6,356	(2)
			69,120	(3)	972,518	(3)

Brian H. McInerney	-	-	-		-

___________

(1)

The amounts set forth in this column were calculated by multiplying the closing market price of our common stock on the vesting date, March 10, 2017 ($14.33), by the number of shares vesting on such date.

(2)

The amounts set forth in this column were calculated by multiplying the closing market price of our common stock on the vesting date, March 17, 2017 ($14.03), by the number of shares vesting on such date.

(3)

Represents deferred stock units awarded under our Deferred Compensation Plan on March 20, 2017 in respect of the achievement of the $24 million adjusted EBIDTA target under our VCP (prior to the withholding of deferred stock units in satisfaction of Medicare and FICA taxes). These awards were deferred in accordance with the terms of our Deferred Compensation Plan and as more fully described in the notes to the Nonqualified Deferred Compensation Table below.

Nonqualified Deferred Compensation Table

The following table provides information for each of our NEOs regarding aggregate contributions, aggregate earnings for 2017 and year-end account balances under our Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)(1)		Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)

Billy D. Prim	5,594,218	(3)	-	-	15,966,929

Matthew T. Sheehan	4,659,112	(4)	-	1,898,536	11,460,446

Mark Castaneda	3,732,447	(5)	-	1,519,098	9,174,051

David W. Hass	935,374	(6)	-	380,563	2,298,563

Brian H. McInerney	-		-	-	-

___________

(1)

Represents the value of the net number of deferred stock units credited to each NEO’s account under our Deferred Compensation Plan based on the closing market price of our common stock on the deferral date ($14.07 on March 20, 2017), after withholding shares for Medicare and FICA taxes.

(2)

No earnings were accrued on any NEO’s contributions in 2017 due to the decline of the market price of the common stock underlying deferred stock units based on the closing market price of our common stock on the deferral date, March 20, 2017, through December 31, 2017.

(3)

In the year ended December 31, 2017, Mr. Prim received 414,725 deferred stock units based upon the Company’s achievement of the $24 million adjusted EBITDA target in connection with his award under the VCP. Mr. Prim’s withholding tax obligations for these deferred stock units amounted to $240,972, and 17,126 deferred stock units were withheld from his award to satisfy these obligations.

(4)

In the year ended December 31, 2017, Mr. Sheehan received 345,604 deferred stock units based upon the Company’s achievement of the $24 million adjusted EBITDA target in connection with his award under the VCP. Mr. Sheehan’s withholding tax obligations for these deferred stock units amounted to $203,547, and 14,466 deferred stock units were withheld from his award to satisfy these obligations.

(5)

In the year ended December 31, 2017, Mr. Castaneda received 276,483 deferred stock units based upon the Company’s achievement of the $24 million adjusted EBITDA target in connection with his award under the VCP. Mr. Castaneda’s withholding tax obligations for these deferred stock units amounted to $157,673, and 11,206 deferred stock units were withheld from his award to satisfy these obligations.

(6)

In the year ended December 31, 2017, Mr. Hass received 69,120 deferred stock units based upon the Company’s achievement of the $24 million adjusted EBITDA target in connection with his award under the VCP. Mr. Hass’ withholding tax obligations for these deferred stock units amounted to $37,152, and 2,640 deferred stock units were withheld from his award to satisfy these obligations.

2017 Potential Payments Upon Termination or Change of Control Table

The following table sets forth hypothetical amounts that would have been payable to Messrs. Prim, Sheehan, Castaneda and Hass upon termination of employment under various scenarios or a change of control of Primo, assuming any such event had occurred on December 31, 2017.

Benefits and Payments	Termination without Cause or for Good Reason ($)		Termination without Cause or for Good Reason following a Change of Control ($)	Termination due to Disability or Death ($)		Change of Control (No Termination) ($)

Billy D. Prim:
Base Salary(1)	446,861		2,234,305	-		-
Non-Equity Incentive Plan Compensation(2)	243,372		1,216,860	-		-
Vesting of Equity Awards	473,873	(3)	-	612,143	(4)	612,143	(4)
Health Insurance(5)	15,105		30,210	-		-
Life Insurance(5)	110		220	-		-
Disability Coverage(5)	1,296		2,592	-		-
Parachute Tax Gross-up(6)	-		2,090,487	-		-
Total:	1,180,617		5,574,674	612,143		612,143

Matthew T. Sheehan:
Base Salary(7)	450,000		675,000	-		-
Non-Equity Incentive Plan Compensation(8)	182,251		273,377	-		-
Vesting of Equity Awards	453,442	(3)	-	623,991	(4)	623,991	(4)
Health Insurance(9)	21,614		32,421	-		-
Life Insurance(9)	110		165	-		-
Disability Coverage(9)	1,296		1,944	-		-
Total:	1,108,713		982,907	623,991		623,991

Mark Castaneda:*
Base Salary(7)	325,000		487,500	-		-
Non-Equity Incentive Plan Compensation(8)	82,616		123,924	-		-
Vesting of Equity Awards	283,747	(3)	-	386,406	(4)	386,406	(4)
Health Insurance(9)	12,777		19,166	-		-
Life Insurance(9)	110		165	-		-
Disability Coverage(9)	1,296		1,944	-		-
Total:	705,546		632,699	386,406		386,406

David W. Hass:
Base Salary	-		-	-		-
Non-Equity Incentive Plan Compensation(8)	-		-	-		-
Vesting of Equity Awards	178,199	(3)	-	318,568	(4)	318,568	(4)
Health Insurance	-		-	-		-
Life Insurance	-		-	-		-
Disability Coverage	-		-	-		-
Total:	178,199		-	318,568		318,568

___________

*	Mark Castaneda retired as our Chief Financial Officer in January 2018 and is no longer entitled to receive the amounts set forth in this table.

(1)

Represents (A) a payment equal to Mr. Prim’s highest base salary in effect during the 12 months immediately prior to the termination date in the case of a termination without Cause or for Good Reason and (B) a payment equal to 5.0 times Mr. Prim’s highest base salary in effect during the 12 months immediately prior to the termination date in the case of a termination without Cause or for Good Reason in connection with a Change of Control.

(2)

Represents (A) a payment equal to the average annual bonus earned by Mr. Prim for the most recent two fiscal years ending prior to the termination date in the case of a termination without Cause or for Good Reason and (B) a payment equal to 5.0 times the average annual bonus earned by Mr. Prim for the most recent two fiscal years ending prior to the termination date in the case of a termination without Cause or for Good Reason in connection with a Change of Control.

(3)

Represents the value of option and restricted stock unit awards held at December 31, 2017 which are scheduled to vest within six months of such date, and awards issued under our LTPP which are scheduled to vest upon termination without Cause or for Good Reason under our LTPP, in each case, based upon the closing market price on December 31, 2017 ($12.57) of our shares of common stock.

(4)

Represents the value of option and restricted stock unit awards held at December 31, 2017, based upon the closing market price on December 31, 2017 ($12.57) of our shares of common stock. Pursuant to the NEO’s applicable award agreements, these option and restricted stock unit awards would vest in full upon a Change of Control (as such term is defined in the NEO’s award agreement) or upon the executive’s death or Disability (as such term is defined in the NEO’s award agreement). Also represents the value of awards issued under our LTPP that would vest upon a Change of Control under our LTPP.

(5)

In the case of a termination without Cause or for Good Reason, represents the estimated incremental cost to maintain coverage under the applicable policy for 12 months. In the case of a termination without Cause or for Good Reason in connection with a Change of Control, represents the estimated incremental cost to us to maintain coverage under the applicable policy for 24 months.

(6)	Represents the gross-up payment to be made to Mr. Prim under his employment agreement.

(7)

Represents a payment equal to such NEO’s highest base salary in effect during the 12 months immediately prior to the termination date in the case of a termination without Cause or for Good Reason and a payment equal to 1.5 times such NEO’s highest base salary in effect during the 12 months immediately prior to the termination date in the case of a termination without Cause or for Good Reason in connection with a Change of Control.

(8)

Represents a payment equal to the average annual bonus earned by the NEO for the most recent two fiscal years ending prior to the termination date in the case of a termination without Cause or for Good Reason and a payment equal to 1.5 times the average annual bonus earned by the NEO for the most recent two fiscal years ending prior to the termination date in the case of a termination without Cause or for Good Reason in connection with a Change of Control.

(9)

In the case of a termination without Cause or for Good Reason, represents the estimated incremental cost to maintain coverage under the applicable policy for 12 months. In the case of a termination without Cause or for Good Reason in connection with a Change of Control, represents the estimated incremental cost to us to maintain coverage under the applicable policy for 18 months.

Unless noted otherwise, all capitalized terms in the foregoing footnotes have the meanings given to them in the respective NEO employment agreements.

Employment Agreements and Change of Control Arrangements

Billy D. Prim and Mark Castaneda

The following summaries of our employment agreements with Messrs. Prim and Castaneda describe the agreements with such individuals that were amended and restated in June 2013 and further amended in October 2016. In connection with Mr. Castaneda’s retirement in January 2018, the Company terminated its employment agreement with Mr. Castaneda, and he is no longer entitled to the termination or change of control benefits summarized below.

General

Mr. Prim’s employment agreement provides for a base annual salary of $439,824, which may be adjusted up but not down by our Board of Directors. Mr. Prim is also eligible to receive bonuses and awards of equity and non-equity compensation as approved by our Board of Directors. The employment agreement entitles Mr. Prim to participate in all other benefits generally available to our other senior executives. Mr. Prim’s employment agreement also provides that, upon termination of the VCP or the cessation of awards granted thereunder, if the Company adopts a new long-term incentive plan, Mr. Prim will be granted awards under the new plan commensurate with his position as Chairman and Chief Executive Officer. Mr. Prim’s employment agreement also provides for: (i) an annual automatic cost of living increase to base salary based on the Consumer Price Index; (ii) long-term disability coverage at 100% of base annual salary; (iii) an annual physical paid for by Primo; (iv) a Section 4999 excise tax gross-up payment to cover certain taxes and penalties; and (v) Primo’s payment of certain attorneys’ fees incurred in the event Mr. Prim has to take action to enforce his rights under the employment agreement. We have agreed to maintain insurance coverage for and indemnify Mr. Prim in connection with his service as a director and officer of our Company.

Our employment agreement with Mr. Prim provided for an initial three-year employment term that originally commenced April 1, 2010 and that automatically extends for additional one-year periods unless terminated by Mr. Prim or us upon at least 90 days’ prior written notice of intention not to renew. The agreement may also be terminated by us or Mr. Prim for other reasons and, subject to the conditions set forth in the employment agreement, provides for certain payments to Mr. Prim upon a termination of his employment or a change of control of Primo, as described below.

Our employment agreement with Mr. Castaneda was substantially similar to our employment agreement with Mr. Prim, except that the economic terms differed between the agreements and Mr. Castaneda’s employment agreement did not provide for: (i) an annual automatic cost of living increase to base salary; (ii) additional long-term disability coverage; (iii) a Primo-paid annual physical; (iv) a Section 4999 excise tax gross-up payment to cover certain taxes and penalties; and (v) our payment of certain attorney fees.

Under our agreements with Messrs. Prim and Castaneda, these individuals are (or Mr. Castaneda would have been) entitled to certain benefits upon certain terminations or upon a Change of Control (as defined in the employment agreement).

Payments upon Termination

Under these employment agreements, upon termination without Cause or for Good Reason (each as defined in the employment agreement), then such individual would be entitled to the following benefits:

●

severance payments in an amount equal to (i) his highest annual base salary in effect during the 12 months immediately prior to his termination date plus (ii) the average annual bonus earned by him for the most recent two fiscal years ending prior to his termination date;

●

coverage under health, dental, life, accident, disability and similar benefit plans offered to (and on the same terms as) the other senior executive officers for the 12 months following his termination date; and

●	the immediate vesting of any restricted stock, stock option or other equity compensation awards scheduled to vest within six months of his termination date.

Payments upon Termination in connection with a Change of Control

Under his employment agreement, if Mr. Prim (i) is terminated without Cause; (ii) he resigns for Good Reason; (iii) dies or (iv) becomes Disabled (as defined in Mr. Prim’s employment agreement), in each case, in connection with or within two years following a Change of Control, then he is entitled to the following benefits under his employment agreement:

●

severance payments in an amount equal to 5.0 times the sum of (i) his highest annual base salary in effect during the 12 months immediately prior to his termination date plus (ii) the average annual bonus earned by him for the most recent two fiscal years ending prior to his termination date; and

●

coverage under health, dental, life, accident, disability and similar benefit plans offered to (and on the same terms as) the other senior executive officers for the 24 months following his termination date.

Under his employment agreement, if Mr. Castaneda was terminated without Cause or he resigned for Good Reason, in either case, in connection with or within two years following a Change of Control, then he would have been entitled to the following benefits under his employment agreement:

●

severance payments in an amount equal to 1.5 times the sum of (i) his highest annual base salary in effect during the 12 months immediately prior to his termination date plus (ii) the average annual bonus earned by him for the most recent two fiscal years ending prior to his termination date; and

●

coverage under health, dental, life, accident, disability and similar benefit plans offered to (and on the same terms as) the other senior executive officers for the 18 months following his termination date.

In addition, any restricted stock, stock option or other equity compensation awards held by Mr. Prim or Mr. Castaneda that are unvested immediately vest as of the date of the Change of Control.

Matthew T. Sheehan

The following summary of the employment agreement of Mr. Sheehan describes our employment agreement with Mr. Sheehan that was entered into in June 2013 and that was amended in October 2016.

General

Our employment agreement with Mr. Sheehan has an initial term expiring on June 10, 2016 with automatic one-year renewals and provides for an annual base salary of $450,000. Mr. Sheehan has a target bonus level under the Company’s annual incentive plan of 100% of his base salary. Mr. Sheehan’s employment agreement provides that, upon termination of the VCP or the cessation of awards thereunder, if the Company adopts a new long-term incentive plan, Mr. Sheehan will be granted awards under the new plan commensurate with his position as President and Chief Operating Officer. In October 2016, we entered into an amendment to Mr. Sheehan’s employment agreement, which, in part, provided for an award to Mr. Sheehan of an option to purchase up to 100,000 shares of the Company’s common stock, in recognition of services previously rendered. These options vest in four equal annual installments beginning on the first anniversary of the grant date. We have agreed to maintain insurance coverage for and indemnify Mr. Sheehan in connection with his service as an officer of our Company.

Payments upon Termination

Mr. Sheehan’s employment agreement provides that, if he is terminated without Cause (as defined in Mr. Sheehan’s employment agreement) or resigns for Good Reason (also as defined in Mr. Sheehan’s employment agreement), Mr. Sheehan will receive (i) any applicable prorated annual bonus, based on actual performance for the year of termination as determined by our Board of Directors in its discretion, (ii) any accrued but unpaid annual bonus for the fiscal year immediately preceding the year of termination, and (iii) any other amounts Mr. Sheehan is entitled to under the Company’s employee benefit plans.

If the Company does not renew Mr. Sheehan’s employment agreement at the end of the initial term or any renewal term or Mr. Sheehan is terminated without Cause or resigns for Good Reason, Mr. Sheehan will receive an amount equal to the sum of (A) one year’s base salary (which will be his highest annual base salary in effect during the 12 months immediately prior to his termination date) plus (B) the average annual bonus (including amounts paid under the VCP) earned by Mr. Sheehan for the most recent two fiscal years ending prior to the termination date. In addition, Mr. Sheehan also will receive continuation of health benefits or payment of COBRA health insurance premiums for up to 12 months following termination and any equity compensation awards granted by the Company (a) that were otherwise scheduled to vest within six months after the termination date for all options that have a monthly or quarterly vesting schedule and (b) that were otherwise scheduled to vest at the next vesting date for all options that have an annual vesting schedule will vest immediately.

Payments upon Termination in connection with a Change of Control

The employment agreement provides that if Mr. Sheehan (i) is terminated by the Company for any reason other than Cause; (ii) resigns for Good Reason; (iii) dies or (iv) becomes Disabled (as defined in Mr. Sheehan’s employment agreement), in each case, in connection with or within two years of a Change of Control (as defined in Mr. Sheehan’s employment agreement), Mr. Sheehan will receive, in addition to any amounts otherwise payable under the employment agreement in connection with the termination of employment, an amount equal to 1.5 times the sum of (A) the highest base salary in effect during the 12 months immediately prior to his termination plus (B) the average annual bonus earned by Mr. Sheehan for the most recent two fiscal years ending prior to the termination date. In such case, Mr. Sheehan will also be entitled to an additional six months of health benefits continuation or payment of COBRA health insurance premiums.

In addition, any restricted stock, stock option or other equity compensation awards held by Mr. Sheehan that are unvested will immediately vest as of the date of the Change of Control.

Brian H. McInerney

The following summary of the employment agreement of Mr. McInerney describes our employment agreement with Mr. McInerney that was entered into in October 2016, became effective in December 2016 upon the closing of the Glacier acquisition, and was terminated in May 2017 upon Mr. McInerney’s resignation from the Company.

General

Our employment agreement with Mr. McInerney had an initial term commencing on the date of the closing of the Glacier acquisition and expiring on December 12, 2019 with automatic one-year renewals and provided for an annual base salary of $412,000. Mr. McInerney had a target bonus level under the Company’s annual incentive plan of 50% of his base salary. Mr. McInerney’s employment agreement provided that, upon termination of the VCP or the cessation of awards thereunder, if the Company adopts a new long-term incentive plan, Mr. McInerney would have been granted awards under the new plan commensurate with his position as Executive Vice President and President of Refill Operations. Mr. McInerney received an award of an option to purchase up to 50,000 shares of the Company’s common stock. These options were scheduled to vest in four equal annual installments beginning on the first anniversary of the grant date. We agreed to maintain insurance coverage for and indemnify Mr. McInerney in connection with his service as an officer of our Company.

In connection with Mr. McInerney’s separation from service in May 2017, the Company entered into a Separation and General Release Agreement with Mr. McInerney (the “Separation Agreement”). Pursuant to the terms of the Separation Agreement, Mr. McInerney received (1) payments in connection with his separation from service equal to an amount just over 18 months of his then-current base salary, payable in three equal installments in July 2017, October 2017 and February 2018, (2) continuation of group health benefits through June 30, 2018 and (3) reimbursements of certain membership dues and automobile payments. Further, pursuant to the Separation Agreement, the vesting terms covering (A) an option to purchase 12,500 shares of common stock and (B) restricted stock units covering 2,000 shares of common stock, in each case, were extended through March 30, 2018, and the exercise periods of any equity awards that had vested prior to Mr. McInerney’s separation from service were extended until the first anniversary of the date of the Separation Agreement.

CEO Pay Ratio

As required by SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Matthew T. Sheehan, our CEO on December 31, 2017. The pay ratio included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2017, the median of the annual total compensation for our employees (other than our CEO) was $45,301, and the annual total compensation of our CEO, as reported in the Summary Compensation Table included above (adjusted as noted below), was $1,459,576. Based on this information, for 2017 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of our employees was approximately 32 to 1.

We took the following steps to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO:

1.

We determined that, as of December 31, 2017, our entire employee population consisted of approximately 625 individuals, with approximately 600 employees working in the U.S. and approximately 25 employees working in Canada. Under the de minimis exception permitted by the SEC rules, we excluded all of our Canadian employees when identifying our “median employee.” To identify the median employee from our U.S. employee population, we used the amount of “gross wages” for the employees as reflected in our payroll records for 2017. For gross wages, we generally used the total amount of compensation the employees were paid before any taxes, deductions, insurance premiums, and other payroll withholding. We did not use any statistical sampling techniques.

2.

For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x), and then added the approximate value of the employee’s medical benefits, resulting in annual total compensation of $45,301.

3.	For the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table, adjusted as follows:

a.

As noted above, Mr. Sheehan began serving as our CEO effective May 31, 2017, upon the transition of Billy D. Prim, our former CEO, to the position of Executive Chairman of the Board of Directors. We identified Mr. Sheehan as our CEO for this pay ratio disclosure because he was serving in that position on December 31, 2017, the date that we selected to identify our median employee. Even though Mr. Sheehan served as our CEO for only half of 2017, we did not annualize the amount reported for him in the Summary Compensation Table because we determined that his actual compensation for 2017 was approximately equivalent to what it would have been had he served as our CEO for all of 2017.

b.

To maintain consistency between the annual total compensation of our CEO and the median employee, we also added the estimated value of our CEO’s medical benefits on an annualized basis ($11,803) to the amount reported in the Summary Compensation Table. This resulted in annual total compensation for purposes of determining the ratio in the amount of $1,459,576, which exceeds the amount reported for Mr. Sheehan in the Summary Compensation Table by $11,803.

Equity Compensation Plan Information

The following table provides information as of December 31, 2017, with respect to compensation plans under which our equity securities are available for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,123,033	(1)	$5.27		166,940

Equity compensation plans not approved by security holders	-		-		-

Total	5,123,033		$5.27	(2)	166,940	(3)(4)

(1)

Consists of 1,591,415 stock options and 308,094 restricted stock units outstanding under our Omnibus Plan and 3,223,524 deferred stock units outstanding under our Deferred Compensation Plan, which deferred stock units currently are to be settled using shares under our Omnibus Plan (or shares otherwise issued in a manner compliant with all applicable laws and securities exchange requirements).

(2)

The weighted average exercise price in this column takes into account only the stock options reflected in column (a); it does not take into account the restricted stock units or deferred stock units reflected in column (a).

(3)	Consists of 166,940 shares available for issuance under our 2010 Employee Stock Purchase Plan.

(4)

There were 2,763,356 shares remaining available for future issuance under our Omnibus Plan, excluding for the effect of the deferred stock units then outstanding under our Deferred Compensation Plan. The Company currently anticipates that the majority of those deferred stock units will be settled in annual installments from 2018 through 2021.

Additional Information About Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and certain persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and such greater than 10% stockholders are required to furnish us copies of all ownership reports they file. Based solely on our review of the copies of the reports that we received and written representations that no other reports were required, we believe that our executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements on a timely basis during 2017, except that (i) each of Billy Prim, Matt Sheehan, Mark Castaneda and David Mills filed one late Form 4 with respect to the withholding of shares of common stock from the vesting of a restricted stock unit award to satisfy tax withholding requirements, (ii) Mark Castaneda filed a late Form 4 with respect to two sales of common stock effected pursuant to a Rule 10b5-1 trading plan and (iii) Malcolm McQuilkin filed one late Form 4 with respect to the exercise of a stock option.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Messrs. Brenner, Kilgore, McQuilkin and Warnock. None of the members of our Compensation Committee during 2017 is or has at any time been an officer or employee of Primo. None of our executive officers has served as a member of our Board of Directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or compensation committee during 2017.

Audit Committee Report

The primary purpose of our Audit Committee is to assist the Board of Directors in fulfilling its oversight of: (i) the integrity of Primo’s financial statements; (ii) the effectiveness of Primo’s internal controls over financial reporting; (iii) Primo’s compliance with legal and regulatory requirements; (iv) the qualifications and independence of Primo’s registered public accounting firm; and (v) performance of Primo’s registered public accounting firm.

Primo’s management is responsible for the preparation, presentation, and integrity of complete and accurate financial statements in accordance with generally accepted accounting principles in the United States and for maintaining appropriate accounting and financial reporting principles and policies and establishing and maintaining internal controls designed to assure compliance with accounting standards and applicable laws. Primo’s registered public accounting firm is responsible for planning and conducting in accordance with generally accepted auditing standards in the United States an audit of Primo’s annual financial statements and a review of Primo’s quarterly financial statements.

In fulfilling its oversight responsibilities, our Audit Committee reviewed and discussed with management Primo’s audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

During the past fiscal year, our Audit Committee discussed with Primo’s registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301: Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). Our Audit Committee also received during the past year the written disclosures and the letter from Primo’s registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the registered public accounting firm their independence.

Based on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of Primo for the fiscal year ended December 31, 2017 be included in its Annual Report on Form 10-K for such fiscal year.

Submitted by the Audit Committee of the Board of Directors.

Susan E. Cates, Chair

Richard A. Brenner

Jack C. Kilgore

Charles A. Norris

Related Party Transactions

Our Audit Committee Charter requires our Audit Committee to review and approve or ratify any related party transaction that is required to be disclosed under Item 404 of Regulation S-K. In the course of its review or approval of a transaction, our Audit Committee will consider:

●	the nature of the related person’s interest in the transaction, including the actual or apparent conflict of interest of the related person;

●	the material terms of the transaction and their commercial reasonableness;

●	the significance of the transaction to the related person;

●	the significance of the transaction to us and the benefit and perceived benefits, or lack thereof, to us;

●	opportunity costs of alternate transactions;

●	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Primo; and

●	any other matters the Committee deems appropriate.

We will not enter into a related person transaction without the approval or ratification of our Audit Committee, and directors interested in a related person transaction will recuse themselves from any vote relating to a related person transaction in which they have an interest.

Other than the compensation agreements and other arrangements which are described in “Director Compensation” and “Executive Compensation” beginning on pages 22 and 24, respectively, since January 1, 2017 there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Proposal 2 – Ratification of Appointment of

Independent Registered Public Accounting Firm

Our Audit Committee of the Board of Directors has selected BDO USA, LLP (“BDO”) as our independent registered public accounting firm for 2018. We are presenting this selection to our stockholders for ratification at the annual meeting.

BDO audited our consolidated financial statements for 2017. A representative of BDO is expected to be present at the annual meeting. In addition to having the opportunity to make a statement, the BDO representative will be available to respond to any appropriate questions.

Stockholder ratification of the selection of BDO as our independent registered public accounting firm is not required. We are submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee will reconsider its selection of BDO.

Our Board of Directors recommends a vote “FOR” ratification of the appointment of BDO as our independent registered public accounting firm for 2018.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional services rendered by BDO for the fiscal years ended December 31, 2017 and 2016.

BDO USA, LLP

	FY 2017	FY 2016

Audit Fees(1)	$501,000	$885,000

Audit-Related Fees	-	-

Tax Fees	-	-

All Other Fees	-	-

Total	$501,000	$885,000

(1)

Audit Fees consist of fees and expenses billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by BDO in connection with statutory and regulatory filings or engagements.

Audit Committee Pre-Approval of Audit and Non-Audit Services

Our Audit Committee reviews and pre-approves all audit and non-audit services provided by our independent registered public accounting firm. Our Audit Committee may delegate this pre-approval authority to a member of the committee but the decisions of such person must be presented to the full Audit Committee at the next scheduled meeting.

Additional Information

Multiple Stockholders Sharing the Same Address

As permitted by SEC rules, we will deliver only one Annual Report on Form 10-K and proxy statement to multiple stockholders sharing the same address, unless we have received contrary instructions from one or more of the stockholders. We will promptly deliver, upon oral or written request, a separate copy of the Annual Report on Form 10-K and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

Stockholders wishing to receive a separate Annual Report on Form 10-K and proxy statement or stockholders wishing to receive a single copy of Annual Reports on Form 10-K or proxy statements if they are receiving multiple copies of Annual Reports on Form 10-K or proxy statements may contact Primo Water Corporation, Attention: Corporate Secretary at 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101, Telephone: (336) 331-4000.

2017 Annual Report to Stockholders

This proxy statement is accompanied by our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. The Annual Report on Form 10-K, which contains our consolidated financial statements and other information about us, is not incorporated in the proxy statement and is not to be deemed a part of the proxy soliciting material. Copies of this proxy statement and our Annual Report on Form 10-K are available at www.proxyvote.com.

PRIMO WATER

PRIMO WATER CORPORATION
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1
1

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

02 0000000000

1. Election of Directors

Nominees

01 Malcolm McQuilkin 02 Matthew T. Sheehan 03 David L. Warnock

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To ratify the appointment of BDO USA, LLP as Primo's registered public accounting firm for 2018.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof. EACH OF ITEMS 1 AND 2 HAS BEEN PROPOSED BY PRIMO WATER CORPORATION.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000362697_1 R1.0.1.17

PRIMO WATER CORPORATION
Proxy for Annual Meeting of Stockholders
May 3, 2018
SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Matthew T. Sheehan and David J. Mills, and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of Common Stock of Primo Water Corporation which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Primo Water Corporation to be held May 3, 2018, at 1:00 p.m. local time, at the Corporate Headquarters at 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101, or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Receipt of Notice of Annual Meeting and accompanying Proxy Statement is hereby acknowledged.

Please sign and date on the reverse side and return promptly in the enclosed postage paid envelope.

0000362697_2 R1.0.1.17

Continued and to be signed on reverse side